EXECUTION COPY

Delta Natural Gas Company, inc.

$58,000,000

4.26% Senior Notes, Series A, due December 20, 2031

$17,000,000

Private Shelf Facility

______________

Note Purchase and Private Shelf Agreement

______________

Dated December 8, 2011

Table of Contents
 Page

Section 1.	Authorization of Notes	1

Section 1.1.	Authorization of Issue of Series A Notes	1
Section 1.2.	Authorization of Issue of Shelf Notes	1

Section 2.	Sale and Purchase of Notes	2

Section 2.1.	Sale and Purchase of Series A Notes	2
Section 2.2.	Sale and Purchase of Shelf Notes	2

Section 3.	Closing	6

Section 3.1.	Series A Closing	6
Section 3.2.	Rescheduled Series A Closing	7
Section 3.3.	Facility Closings	8
Section 3.4.	Rescheduled Facility Closings	8

Section 4.	Conditions to Closing	8

Section 4.1.	Representations and Warranties	8
Section 4.2.	Performance; No Default	8
Section 4.3.	Certificates	9
Section 4.4.	Opinions of Counsel	10
Section 4.5.	Purchae Permitted By Applicable Law, Etc	10
Section 4.6.	Payment of Fees	10
Section 4.7.	Changes in Corporate Structure	10
Section 4.8.	Funding Instructions	10
Section 4.9.	Proceedings and Documents	11
Section 4.10.	Certain Documents	11

Section 5.	Representations and Warranties of the Company	11

Section 5.1.	Organization; Power and Authority	11
Section 5.2.	Authorization, Etc	12
Section 5.3.	Disclosure	12
Section 5.4.	Organization and Ownership of Shares of Subsidiaries; Affiliates 12
Section 5.5.	Financial Statements; Material Liabilities	13
Section 5.6.	Compliance with Laws, Other Instruments, Etc	14
Section 5.7.	Governmental Authorizations, Etc	14
Section 5.8.	Litigation; Observance of Agreements, Statutes and Orders	14
Section 5.9.	Taxes	15
Section 5.10.	Title to Property; Leases	15
Section 5.11.	Licenses, Permits, Etc	15
Section 5.12.	Compliance with ERISA	16
Section 5.13.	Private Offering by the Company	17
Section 5.14.	Use of Proceeds; Margin Regulations	17
Section 5.15.	Existing Indebtedness; Future Liens	17
Section 5.16.	Foreign Assets Control Regulations, Etc	18
Section 5.17.	Status under Certain Statutes	18
Section 5.18.	Environmental Matters	19
Section 5.19.	Hostile Tender Offers	19

Section 6.	Representations of the Purchasers	19

Section 6.1.	Purchase for Investment	19
Section 6.2.	Source of Funds	20

Section 7.	Information as to Company	21

Section 7.1.	Financial and Business Information	21
Section 7.2.	Officer’s Certificate	24
Section 7.3.	Visitation	25

Section 8.	Payment and Prepayment of the Notes	25

Section 8.1.	Required Prepayments; Final Payment	25
Section 8.2.	Optional Prepayments with Make-Whole Amount	26
Section 8.3.	Allocation of Partial Prepayments	26
Section 8.4.	Maturity; Surrender, Etc	26
Section 8.5.	Purchase of Notes	26
Section 8.6.	Make-Whole Amount	27

Section 9.	Affirmative Covenants	28

Section 9.1.	Information Required by Rule 144A	28
Section 9.2.	Covenant to Secure Notes Equally	29
Section 9.3.	Compliance with Law	29
Section 9.4.	Insurance	29
Section 9.5.	Maintenance of Properties	29
Section 9.6.	Payment of Taxes and Claims	29
Section 9.7.	Maintenance of Existence	30
Section 9.8.	Books and Records	30

Section 10. Negative Covenants 30

Section 10.1.	Financial Covenants	30
Section 10.2.	Restricted Payments	30
Section 10.3.	Liens	31
Section 10.4.	Priority Debt	32
Section 10.5.	Sale of Stock and Indebtedness of Subsidiaries	32
Section 10.6.	Merger, Consolidation, Etc	32
Section 10.7.	Sale of Assets, Etc	33
Section 10.8.	Line of Business	34
Section 10.9.	Transactions with Affiliates	34
Section 10.10.	Subsidiary Restrictions; Subsidiary Guarantees	34
Section 10.11.	Terrorism Sanctions Regulations	34

Section 11. Events of Default	35
Section 12. Remedies of Default, Etc	37

Section 12.1.	Acceleration	37
Section 12.2.	Other Remedies	38
Section 12.3.	Rescission	38
Section 12.4.	No Waivers or Election of Remedies, Expenses, Etc	38

Section 13. Registration; Exchange; Substitution of notes	38

Section 13.1.	Registration of Notes	38
Section 13.2.	Transfer and Exchange of Notes	39
Section 13.3.	Replacement of Notes	39

Section 14. Payments on Notes	40

Section 14.1.	Place of Payment	40
Section 14.2.	Home Office Payment	40

Section 15. Expenses, Etc	41

Section 15.1.	Transaction Expenses	41
Section 15.2.	Survival	41

Section 16. Survival of Representations and Warranties; Entire Agreement	41

Section 17. Amendment and Waiver	41

Section 17.1.	Requirements	42
Section 17.2.	Solicitation of Holders of Notes	42
Section 17.3.	Binding Effect, Etc	43
Section 17.4.	Notes Held by Company, Etc	43

Section 18. Notices	43

Section 19. Reproduction of Documents	44

Section 20. Confidential Information	45

Section 21. Substitution of Purchaser	46

Section 22. Miscellaneous	46

Section 22.1.	Successors and Assigns	46
Section 22.2.	Payments Due on Non-Business Days	46
Section 22.3.	Accounting Terms	47
Section 22.4.	Severability	47
Section 22.5.	Construction, etc	47
Section 22.6.	Counterparts	47
Section 22.7.	Governing Law	47
Section 22.8.	Jurisdiction and Process; Waiver of Jury Trial	47
Section 22.9.	Transaction References	48

Schedule A                      —           Information Schedule

Schedule B                       —           Defined Terms

Schedule 5.4                     —           Subsidiaries of the Company and Ownership of Subsidiary Stock

Schedule 5.5                     —           Financial Statements

Schedule 5.9                     —           Tax Matters

Schedule 5.15                  —            Existing Indebtedness

Exhibit 1-A                       —            Form of 4.26% Senior Note, Series A, due December 20, 2031

Exhibit 1-B                        —           Form of Shelf Note

Exhibit 2                            —           Form of Request for Purchase

Exhibit 3                            —           Form of Confirmation of Acceptance

Exhibit 4.4                        —           Form of Opinion of Special Counsel for the Company

DAL02:593534

$58,000,000 4.26% Senior Notes, Series A, due December 20, 2031

$17,000,000 Private Shelf Facility

December 8, 2011

To Each of the Purchasers Listed in
Schedule A Hereto (each a “Series A Purchaser”)

To Prudential Investment Management, Inc. (“Prudential”)

To each other Prudential Affiliate which becomes bound by
this Agreement as hereinafter provided (together
with the Series A Purchasers, each, a “Purchaser”
and collectively, the “Purchasers”):

Ladies and Gentlemen:

Delta Natural Gas Company, Inc., a Kentucky corporation (the “Company”), agrees with each of the Purchasers as follows:

Section 1.                       Authorization of Notes.

Section 1.1.                      Authorization of Issue of Series A Notes.  The Company will authorize the issue and sale of $58,000,000 aggregate principal amount of its 4.26% Senior Notes, Series A, due December 20, 2031 (the “Series A Notes”, such term to include any such notes issued in substitution therefor pursuant to Section 13).  The Series A Notes shall be substantially in the form set out in Exhibit 1-A.  Certain capitalized and other terms used in this Agreement are defined in Schedule B; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

Section 1.2.                      Authorization of Issue of Shelf Notes.  The Company may authorize the issue of its additional senior promissory notes (the “Shelf Notes”, such term to include any such notes issued in substitution thereof pursuant to Section 13) in the aggregate principal amount of $17,000,000, to be dated the date of issue thereof, to mature, in the case of each Shelf Note so issued, no more than 20 years after the date of original issuance thereof, to have an average life, in the case of each Shelf Note so issued, of no more than 20 years after the date of original issuance thereof, to bear interest on the unpaid balance thereof from the date thereof at the rate per annum, and to have such other particular terms, as shall be set forth, in the case of each Shelf Note so issued, in the Confirmation of Acceptance with respect to such Note delivered pursuant to Section 2.2(f), and to be substantially in the form of Exhibit 1-B attached hereto.  The terms “Note” and “Notes” as used herein shall include each Series A Note and each Shelf Note delivered pursuant to any provision of this Agreement and each Note delivered in substitution or exchange for any such Note pursuant to any such provision.  Notes which have (i) the same final maturity, (ii) the same principal prepayment dates, (iii) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (iv) the same interest rate, (v) the same interest payment periods and (vi) the same date of issuance (which, in the case of a Note issued in exchange for another Note, shall be deemed for these purposes the date on which such Note’s ultimate predecessor Note was issued), are herein called a “Series” of Notes.

Section 2.                       Sale and Purchase of Notes.

Section 2.1.                      Sale and Purchase of Series A Notes.  Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Series A Purchaser and each Series A Purchaser will purchase from the Company, at the Series A Closing provided for in Section 3.1, Series A Notes in the principal amount specified opposite such Series A Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof.  The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

Section 2.2.                      Sale and Purchase of Shelf Notes.

(a)           Facility.  Prudential is willing to consider, in its sole discretion and within limits which may be authorized for purchase by Prudential Affiliates from time to time, the purchase of Shelf Notes pursuant to this Agreement.  The willingness of Prudential to consider such purchase of Shelf Notes is herein called the “Facility”.  At any time, the aggregate principal amount of Shelf Notes stated in Section 1.2, minus the aggregate principal amount of Shelf Notes purchased and sold pursuant to this Agreement prior to such time, minus the aggregate principal amount of Accepted Notes (as hereinafter defined) which have not yet been purchased and sold hereunder prior to such time is herein called the “Available Facility Amount” at such time.  NOTWITHSTANDING THE WILLINGNESS OF PRUDENTIAL TO CONSIDER PURCHASES OF SHELF NOTES BY PRUDENTIAL AFFILIATES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER PRUDENTIAL NOR ANY PRUDENTIAL AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE SHELF NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF SHELF NOTES, AND THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY PRUDENTIAL OR ANY PRUDENTIAL AFFILIATE.

(b)           Issuance Period.  Shelf Notes may be issued and sold pursuant to this Agreement until the earlier of (i) the second anniversary of the date of this Agreement (or if such anniversary date is not a Business Day, the Business Day next preceding such anniversary) and (ii) the thirtieth day after Prudential shall have given to the Company, or the Company shall have given to Prudential, a written notice stating that it elects to terminate the issuance and sale of Shelf Notes pursuant to this Agreement (or if such thirtieth day is not a Business Day, the Business Day next preceding such thirtieth day).  The period during which Shelf Notes may be issued and sold pursuant to this Agreement is herein called the “Issuance Period”.

(c)           Periodic Spread Information.  Provided no Default or Event of Default exists, not later than 9:30 A.M. (New York City local time) on a Business Day during the Issuance Period if there is an Available Facility Amount on such Business Day, the Company may request by telecopier or telephone, and Prudential will, to the extent reasonably practicable, provide to the Company on such Business Day (or, if such request is received after 9:30 A.M. (New York City local time) on such Business Day, on the following Business Day), information (by telecopier or telephone) with respect to various spreads at which Prudential Affiliates might be interested in purchasing Notes of different average lives and maturities; provided, however, that the Company may not make such requests more frequently than once in every five Business Days or such other period as shall be mutually agreed to by the Company and Prudential.  The amount and content of information so provided shall be in the sole discretion of Prudential but it is the intent of Prudential to provide information which will be of use to the Company in determining whether to initiate procedures for use of the Facility.  Information so provided shall not constitute an offer to purchase Notes, and neither Prudential nor any Prudential Affiliate shall be obligated to purchase Notes at the spreads specified.  Information so provided shall be representative of potential interest only for the period commencing on the day such information is provided and ending on the earlier of the fifth Business Day after such day and the first day after such day on which further spread information is provided.  Prudential may suspend or terminate providing information pursuant to this Section 2.2(c) for any reason, including its determination that the credit quality of the Company has declined since the date of this Agreement.

(d)           Request for Purchase.  The Company may from time to time during the Issuance Period make requests for purchases of Shelf Notes (each such request being a “Request for Purchase”).  Each Request for Purchase shall be made to Prudential by telecopier or overnight delivery service, and shall (i) specify the aggregate principal amount of Shelf Notes covered thereby, which shall not be less than $5,000,000 and not be greater than the Available Facility Amount at the time such Request for Purchase is made, (ii) specify the principal amounts, final maturities, principal prepayment dates and amounts and interest payment periods (quarterly or semi-annually in arrears) of the Shelf Notes covered thereby, (iii) specify the use of proceeds of such Shelf Notes, (iv) specify the proposed day for the closing of the purchase and sale of such Shelf Notes, which shall be a Business Day during the Issuance Period not less than 10 days and not more than 25 days after the making of such Request for Purchase, (v) specify the number of the account and the name and address of the depository institution to which the purchase prices of such Shelf Notes are to be transferred on the Closing for such purchase and sale, (vi) certify that the representations and warranties contained in Section 5 are true on and as of the date of such Request for Purchase and that there exists on the date of such Request for Purchase no Event of Default or Default, and (vii) be substantially in the form of Exhibit 2 attached hereto.  Each Request for Purchase shall be in writing signed by the Company and shall be deemed made when received by Prudential.

(e)           Rate Quotes.  Not later than five Business Days after the Company shall have given Prudential a Request for Purchase pursuant to Section 2.2(d), Prudential may, but shall be under no obligation to, provide to the Company by telephone or telecopier, in each case between 9:30 A.M. and 1:30 P.M. New York City local time (or such later time as Prudential may elect) interest rate quotes for the several principal amounts, maturities, principal prepayment schedules, and interest payment periods of Shelf Notes specified in such Request for Purchase.  Each quote shall represent the interest rate per annum payable on the outstanding principal balance of such Shelf Notes at which a Prudential Affiliate would be willing to purchase such Shelf Notes at 100% of the principal amount thereof.

(f)           Acceptance.  Within the Acceptance Window with respect to any interest rate quotes provided pursuant to Section 2.2(e), the Company may, subject to Section 2.2(g), elect to accept such interest rate quotes as to not less than $5,000,000 aggregate principal amount of the Shelf Notes specified in the related Request for Purchase.  Such election shall be made by an Authorized Officer of the Company notifying Prudential by telephone or telecopier within the Acceptance Window that the Company elects to accept such interest rate quotes, specifying the Shelf Notes (each such Shelf Note being an “Accepted Note”) as to which such acceptance (an “Acceptance”) relates.  The day the Company notifies Prudential of an Acceptance with respect to any Accepted Notes is herein called the “Acceptance Day” for such Accepted Notes.  Any interest rate quotes as to which Prudential does not receive an Acceptance within the Acceptance Window shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes.  Subject to Section 2.2(g) and the other terms and conditions hereof, the Company agrees to sell to a Prudential Affiliate, and Prudential agrees to cause the purchase by a Prudential Affiliate of, the Accepted Notes at 100% of the principal amount of such Notes.  As soon as practicable following the Acceptance Day, the Company, Prudential and each Prudential Affiliate which is to purchase any such Accepted Notes will execute a confirmation of such Acceptance substantially in the form of Exhibit 3 attached hereto (a “Confirmation of Acceptance”).  If the Company should fail to execute and return to Prudential within three Business Days following the Company’s receipt thereof a Confirmation of Acceptance with respect to any Accepted Notes, Prudential may at its election at any time prior to Prudential’s receipt thereof cancel the closing with respect to such Accepted Notes by so notifying the Company in writing.

(g)           Market Disruption.  Notwithstanding the provisions of Section 2.2(f), if Prudential shall have provided interest rate quotes pursuant to Section 2.2(e) and thereafter prior to the time an Acceptance with respect to such quotes shall have been notified to Prudential in accordance with Section 2.2(f) the domestic market for U.S. Treasury securities or derivatives shall have closed or there shall have occurred a general suspension, material limitation, or significant disruption of trading in securities generally on the New York Stock Exchange or in the domestic market for U.S. Treasury securities or derivatives, then such interest rate quotes shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes.  If the Company thereafter notifies Prudential of the Acceptance of any such interest rate quotes, such Acceptance shall be ineffective for all purposes of this Agreement, and Prudential shall promptly notify the Company that the provisions of this Section 2.2(g) are applicable with respect to such Acceptance.

(h)           Fees.

(h)(i)           Structuring Fee.  In consideration for the time, effort and expense involved in the preparation, negotiation and execution of this Agreement, at the time of the execution and delivery of this Agreement by the Company and Prudential, the Company will pay to Prudential in immediately available funds a fee (the “Structuring Fee”) in the amount of $25,000; provided that, to the extent that the legal fees payable by the Company pursuant to Section 4.6(b) exceed $80,000, the Structuring Fee will be reduced by 50% of the amount by which such legal fees exceeds the $80,000 threshold; provided, further, that in no event shall the Structuring Fee be less than $10,000.

(h)(ii).           Issuance Fee.  The Company will pay to each Purchaser in immediately available funds a fee (the “Issuance Fee”) on each Closing Day occurring on or after May 21, 2012 in an amount equal to 0.125% of the aggregate principal amount of Notes sold to such Purchaser on such Closing Day.

(h)(iii).            Delayed Delivery Fee.  If the closing of the purchase and sale of any Accepted Note is delayed for any reason (other than solely as a result of the failure of the Purchaser thereof to tender the purchase price of such Accepted Note on such original Closing Day when all conditions precedent to such Purchaser’s obligation to purchase and pay for such Accepted Note in Section 4 have been satisfied on such original Closing Day) beyond the original Closing Day for such Accepted Note, the Company will pay to each Purchaser which shall have agreed to purchase such Accepted Note on the Cancellation Date or actual closing date of such purchase and sale a fee (the “Delayed Delivery Fee”) calculated as follows:

(BEY - MMY) X DTS/360 X PA

where “BEY” means Bond Equivalent Yield, i.e., the bond equivalent yield per annum of such Accepted Note; “MMY” means Money Market Yield, i.e., the yield per annum on a commercial paper investment of the highest quality selected by Prudential on the date Prudential receives notice of the delay in the closing for such Accepted Note having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day or Rescheduled Closing Days for such Accepted Note (a new alternative investment being selected by Prudential each time such closing is delayed); “DTS” means Days to Settlement, i.e., the number of actual days elapsed from and including the original Closing Day with respect to such Accepted Note (in the case of the first such payment with respect to such Accepted Note) or from and including the date of the next preceding payment (in the case of any subsequent delayed delivery fee payment with respect to such Accepted Note) to but excluding the date of such payment; and “PA” means Principal Amount, i.e., the principal amount of the Accepted Note for which such calculation is being made.  In no case shall the Delayed Delivery Fee be less than zero.  Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the Closing Day for such Accepted Note, as the same may be rescheduled from time to time in compliance with Section 3.4.

(h)(iv)           Cancellation Fee.  If the Company at any time notifies Prudential in writing that the Company is canceling the closing of the purchase and sale of any Accepted Note, or if Prudential notifies the Company in writing under the circumstances set forth in the last sentence of Section 2.2(f) or the penultimate sentence of Section 3.4 that the closing of the purchase and sale of such Accepted Note is to be canceled, or if the closing of the purchase and sale of such Accepted Note is not consummated on or prior to the last day of the Issuance Period (the date of any such notification, or the last day of the Issuance Period, as the case may be, being the “Cancellation Date”), the Company will pay to each Purchaser which shall have agreed to purchase such Accepted Note no later than one day after the Cancellation Date in immediately available funds an amount (the “Cancellation Fee”) calculated as follows:

PI X PA

where “PI” means Price Increase, i.e., the quotient (expressed in decimals) obtained by dividing (a) the excess of the ask price (as determined by Prudential) of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as determined by Prudential) of the Hedge Treasury Notes(s) on the Acceptance Day for such Accepted Note by (b) such bid price; and “PA” has the meaning in Section 2.2(h)(iii).  The foregoing bid and ask prices shall be as reported by TradeWeb LLC (or, if such data for any reason ceases to be available through TradeWeb LLC, any publicly available source of similar market data).  Each price shall be based on a U.S. Treasury security having a par value of $100.00 and shall be rounded to the second decimal place.  In no case shall the Cancellation Fee be less than zero.

(h)(v)           Rate Lock Cancellation Fee.  The Company will pay to Prudential the Rate Lock Cancellation Fee for the Series A Notes if and when required by the Commitment Letter (other than where the Series A Closing does not occur solely as a result of the failure of the Purchasers thereof to tender the purchase price of the Series A Notes on the Series A Closing Day when all conditions precedent to such Purchasers’ obligation to purchase and pay for such Series A Notes in Section 4 have been satisfied on such Series A Closing Day).

Section 3.                        Closing.

Section 3.1.                      Series A Closing.  The sale and purchase of the Series A Notes to be purchased by each Series A Purchaser shall occur at the offices of Baker Botts L.L.P., 2001 Ross Avenue, Dallas, TX  75201, at 10:00 a.m., Central time, at a closing (the “Series A Closing”) on December 20, 2011 (the day of the Series A Closing being the “Series A Closing Day”).  At the Series A Closing the Company will deliver to each Series A Purchaser the Series A Notes to be purchased by such Series A Purchaser in the form of a single Series A Note (or such greater number of Series A Notes in denominations of at least $100,000 as such Purchaser may request) dated the date of the Series A Closing and registered in such Series A Purchaser’s name (or in the name of its nominee), against delivery by such Series A Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number 5182747434 at Branch Banking & Trust, P.O. Box 600, 30 West Broadway, Winchester, Kentucky  40392, ABA Routing # 042174486, Beneficiary:  Delta Natural Gas Company, Inc. (the “Company Account”); provided that if the Company provides written instructions to Prudential (which instruction shall be deemed received by the Purchasers) at least two Business Days prior to the Series A Closing, instructing that all or part of the aggregate purchase price to be paid by the Series A Purchasers at the Series A Closing is to be paid directly to Bank of New York Mellon, as Trustee of the Company’s 5.75% Insured Quarterly Notes Due April 1, 2021 and/or 7.00% Debentures Due February 1, 2023, along with appropriate wire transfer instructions, the Series A Purchasers will pay as instructed by the Company all or a part of such aggregate purchase price by wire transfers of immediately available funds as instructed by the Company and the balance to the Company Account by wire transfers of immediately available funds as provided above. The Series A Closing and each Shelf Closing are referred to as a “Closing”.

Section 3.2.                      Rescheduled Series A Closing.If the Company fails to tender to any Purchaser any Series A Notes to be purchased by such Purchaser on the scheduled Series A Closing Day for such Series A Notes as provided above in Section 3.1, or any of the conditions specified in Section 4 shall not have been fulfilled by the time required on such scheduled Series A Closing Day, the Company shall, prior to 1:00 P.M., New York City local time, on such scheduled Series A Closing Day notify Prudential (which notification shall be deemed received by each Purchaser) in writing whether (i) such closing is to be rescheduled (such rescheduled date to be a Business Day not less than one Business Day and not more than 20 Business Days after such scheduled Series A Closing Day (the “Rescheduled Series A Closing Day”)) and certify to Prudential (which certification shall be for the benefit of each Purchaser) that the Company reasonably believes that it will be able to comply with the conditions set forth in Section 4 on such Rescheduled Series A Closing Day and that the Company will pay the Rate Lock Delayed Delivery Fee in accordance with the Commitment Letter or (ii) such closing is to be canceled.  In the event that the Company shall fail to give such notice referred to in the preceding sentence, Prudential (on behalf of each Purchaser) may at its election, at any time after 1:00 P.M., New York City local time, on such scheduled Closing Day, notify the Company in writing that such closing is to be canceled.  Notwithstanding anything to the contrary appearing in this Agreement, the Company may not elect to reschedule a closing with respect to any given Series A Notes on more than one occasion, unless Prudential shall have otherwise consented in writing.

Section 3.3.                      Facility Closings.  Not later than 11:30 A.M. (New York City local time) on the Closing Day for any Accepted Notes, the Company will deliver to each Purchaser listed in the Confirmation of Acceptance relating thereto at the offices of Baker Botts L.L.P., 2001 Ross Avenue, Dallas, TX  75201 or at such other place pursuant to the directions of Prudential, the Accepted Notes to be purchased by such Purchaser in the form of one or more Notes in authorized denominations as such Purchaser may request for each Series of Accepted Notes to be purchased on the Closing Day, dated the Closing Day and registered in such Purchaser’s name (or in the name of its nominee), against payment of the purchase price thereof by transfer of immediately available funds for credit to the Company’s account specified in the Request for Purchase of such Notes.

Section 3.4.                      Rescheduled Facility Closings.  If the Company fails to tender to any Purchaser the Accepted Notes to be purchased by such Purchaser on the scheduled Closing Day for such Accepted Notes as provided above in Section 3.3, or any of the conditions specified in Section 4 shall not have been fulfilled by the time required on such scheduled Closing Day, the Company shall, prior to 1:00 P.M., New York City local time, on such scheduled Closing Day notify Prudential (which notification shall be deemed received by each Purchaser) in writing whether (i) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than 20 Business Days after such scheduled Closing Day (the “Rescheduled Closing Day”)) and certify to Prudential (which certification shall be for the benefit of each Purchaser) that the Company reasonably believes that it will be able to comply with the conditions set forth in Section 4 on such Rescheduled Closing Day and that the Company will pay the Delayed Delivery Fee in accordance with Section 2.2(h)(iii) or (ii) such closing is to be canceled.  In the event that the Company shall fail to give such notice referred to in the preceding sentence, Prudential (on behalf of each Purchaser) may at its election, at any time after 1:00 P.M., New York City local time, on such scheduled Closing Day, notify the Company in writing that such closing is to be canceled.  Notwithstanding anything to the contrary appearing in this Agreement, the Company may not elect to reschedule a closing with respect to any given Accepted Notes on more than one occasion, unless Prudential shall have otherwise consented in writing.

Section 4.                       Conditions to Closing.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing for such Notes is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at such Closing, of the following conditions:

Section 4.1.                      Representations and Warranties.  The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the applicable Closing (except to the extent of changes caused by the transactions herein contemplated).

Section 4.2.                      Performance; No Default.  The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at such Closing and, after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing.  Neither the Company nor any Subsidiary shall have entered into any transaction since September 30, 2011 that would have been prohibited by Section 10 had such Section applied since such date.

Section 4.3.                      Certificates.

(a)           Officer’s Certificate.  The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of such Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.7 have been fulfilled.

(b)           Secretary’s Certificate.  The Company shall have delivered to such Purchaser each of the following:

(i)           Certified copies of the resolutions of the board of directors (or an authorized committee of the board of directors) of the Company authorizing the execution and delivery of this Agreement and the issuance of the Notes to be purchased at the Closing, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and such Notes (provided that for any Closing Day occurring after the Series A Closing Day, the Company may certify that there has been no change to any applicable authorization or approval since the date on which it was most recently delivered to such Purchaser under this clause (i) as an alternative to the further delivery thereof).

(ii)           A certificate of the Secretary or an Assistant Secretary and one other officer of the Company certifying the names and true signatures of the officers of the Company authorized to sign this Agreement and the Notes to be purchased at such Closing and the other documents to be delivered hereunder (provided that for any Closing Day occurring after the Series A Closing Day, the Secretary or an Assistant Secretary and one other officer of the Company may certify that there has been no change to the officers of the Company authorized to sign Accepted Notes and other documents to be delivered therewith since the date on which a certificate setting forth the names and true signatures of such officers, as described above, was most recently delivered to such Purchaser under this clause (ii), as an alternative to the further delivery thereof).

(iii)           Certified copies of the articles of incorporation and the bylaws of the Company (provided that for any Closing Day occurring after the Series A Closing Day, the  Company may certify that there has been no change to any applicable constitutive document of the Company since the date on which it was most recently delivered to such Purchaser under this clause (iii), as an alternative to the further delivery thereof).

Section 4.4.                      Opinions of Counsel.  Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of such Closing from Stoll Keenon Ogden PLLC, counsel for the Company, substantially in the form set forth in Exhibit 4.4 (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers).

Section 4.5.                      Purchase Permitted By Applicable Law, Etc.  On the date of such Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof or, if later, the Acceptance Day.  If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6.                      Payment of Fees.

(a)           Without limiting the provisions of Section 15.1, the Company shall have paid to Prudential and each Purchaser on or before such Closing any fees due it pursuant to this Agreement, including any Structuring Fee due pursuant to Section 2.2(h)(i), any Issuance Fee due pursuant to Section 2.2(h)(ii) and any Delayed Delivery Fee due pursuant to Section 2.2(h)(iii).

(b)           Without limiting the provisions of Section 15.1, the Company shall have paid on or before such Closing the reasonable fees, charges and disbursements of the Purchasers’ special counsel, Baker Botts L.L.P., in connection with the transactions contemplated by this Agreement, to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to such Closing.

Section 4.7.                      Changes in Corporate Structure.  Other than as permitted by this Agreement, the Company shall not have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Section 5.5.

Section 4.8.                      Funding Instructions.  With respect to the Series A Closing only, at least two Business Days prior to the date of such Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3.1 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Series A Notes is to be deposited.

Section 4.9.                      Proceedings and Documents.  All corporate and other proceedings of the Company in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions (including the Kentucky Public Service Commission Order) shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

Section 4.10.                      Certain Documents.  Such Purchaser shall have received the following:

(a)           The Note(s) to be purchased by such Purchaser at such Closing.

(b)           evidence, in form and substance satisfactory to it and its special counsel, demonstrating that all approvals and authorizations of the Kentucky Public Service Commission that are required to be obtained in connection with the issuance of the Notes to be purchased at the Closing and the execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement have been duly obtained, validly issued and are in full force and effect and final, and all periods for appeal and rehearing by third parties have expired and all conditions contained in such approvals and authorizations which are to be fulfilled on or prior to the issuance of the Notes to be purchased at the Closing have been fulfilled (the “Kentucky Public Service Commission Order”).

(c)           A certificate of existence for the Company from the Secretary of State (or similar office) of its jurisdiction of incorporation dated of a recent date prior to such Closing and such other evidence of the status of the Company as such Purchaser may reasonably request.

Section 5.                          Representations and Warranties of the Company.

The Company represents and warrants to each Purchaser that, as of the date hereof and as of the date of the applicable Closing:

Section 5.1.                      Organization; Power and Authority.  The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.

Section 5.2.                      Authorization, Etc.  This Agreement and the Notes issued or to be issued have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3.                      Disclosure.  This Agreement and the documents, certificates or other writings (including the financial statements listed on Schedule 5.5 and the financial statements provided pursuant to the terms hereof, the Company’s annual report on Form 10-K for the year ended June 30, 2011 and all subsequent reports of the Company under the Securities Exchange Act of 1934, as amended) delivered to the Purchasers on or before December 6, 2011, with respect to the Series A Notes, or on or before the date of the applicable Request For Purchase, with respect to any Accepted Notes, in each case by or on behalf of the Company in connection with the transactions contemplated hereby (this Agreement and such documents, certificates or other writings and such financial statements and reports delivered to each Purchaser prior to the applicable Closing being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made.  Except as disclosed in the Disclosure Documents, since the end of the most recent fiscal year for which audited financial statements have been furnished, there has been no change in the financial condition, operations, business, properties or prospects of the Company or any Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.  There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

Section 5.4.                      Organization and Ownership of Shares of Subsidiaries; Affiliates.  (a) Schedule 5.4 contains (except as noted therein) complete and correct lists (i) of the Company’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, (ii) of the Company’s Affiliates, other than Subsidiaries, and (iii) of the Company’s directors and senior officers, in each case as of the date hereof.

(b)           All of the outstanding shares of capital stock or similar equity interests of each Subsidiary have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4 and except for Liens permitted by Section 10.3).  Each of the Company’s Subsidiaries as of the date hereof is listed in Schedule 5.4.

(c)           Each Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d)           No Subsidiary is a party to, or otherwise subject to any legal, regulatory, contractual or other restriction (other than this Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

Section 5.5.                      Financial Statements; Material Liabilities.  The Company has delivered to each Purchaser of the Series A Notes and any Accepted Notes copies of the following financial statements identified by a principal financial officer of the Company: (a) a consolidated balance sheet of the Company and its Subsidiaries as at June 30 in each of the three fiscal years of the Company most recently completed prior to the date as of which this representation is made or repeated to such Purchaser (other than fiscal years completed within 90 days prior to such date for which audited financial statements have not been released) and consolidated statements of income, cash flows and changes in shareholders’ equity of the Company and its Subsidiaries for each such year, all reported on by Deloitte & Touche LLP (or any other nationally recognized independent accounting firm selected by the Company’s audit committee or Board of Directors) and (ii) a consolidated balance sheet of the Company and its Subsidiaries as at the end of the quarterly period (if any) most recently completed prior to such date and after the end of such fiscal year (other than quarterly periods completed within 45 days prior to such date for which financial statements have not been released) and the comparable quarterly period in the preceding fiscal year and consolidated statements of income, cash flows and changes in shareholders’ equity for the periods from the beginning of the fiscal years in which such quarterly periods are included to the end of such quarterly periods, prepared by the Company.  All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods indicated and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).  The Company and its Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents.

Section 5.6.                      Compliance with Laws, Other Instruments, Etc.  The execution, delivery and performance by the Company of this Agreement and the Notes to be purchased at the applicable Closing will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

Section 5.7.                      Governmental Authorizations, Etc.  No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes, except for the Kentucky Public Service Commission Order.  The Kentucky Public Service Commission Order is in full force and effect and final, and all periods for appeal and rehearing by third parties have expired (or will have expired prior to the applicable Closing) and all conditions contained in such approvals and authorizations which are to be fulfilled on or prior to the issuance of the Notes to be purchased at the applicable Closing will have been fulfilled prior to such Closing, and the Kentucky Public Service Commission Order permits the execution, delivery and performance by the Company of this Agreement and the Notes to be purchased at the applicable Closing.

Section 5.8.                      Litigation; Observance of Agreements, Statutes and Orders.  (a) Except to the extent that the matters described on Schedule 5.9 could have a material adverse effect on the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries, there are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b)           Neither the Company nor any Subsidiary is (i) in default under any term of any agreement or instrument to which it is a party or by which it is bound, (ii) in violation of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or (iii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including, without limitation, Environmental Laws, the USA Patriot Act or any of the other laws and regulations that are referred to in Section 5.16), which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.9.                      Taxes.  The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except as disclosed on Schedule 5.9 or for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP.  Except to the extent that the matters described on Schedule 5.9 could have a material adverse effect on the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries, the Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect.  The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of U.S. federal, state or other taxes for all fiscal periods are adequate.  The U.S. federal income tax liabilities of the Company and its Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended June 30, 2007.

Section 5.10.                      Title to Property; Leases.  The Company and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement.  All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

Section 5.11.                      Licenses, Permits, Etc.  (a) The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.

(b)           To the knowledge of the Company, no product or service of the Company or any of its Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.

(c)           To the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.

Section 5.12.                      Compliance with ERISA.  (a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect.  Other than such liabilities or Liens as would not be individually or in the aggregate Material, neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or U.S. federal law or section 4068 of ERISA or by the granting of any security interest in connection with the amendment of a Plan.

(b)           The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than $5,000,000 in the case of any single Plan and by more than $5,000,000 in the aggregate for all Plans.  The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c)           The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d)           The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.

(e)           The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code.  The representation by the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser.

Section 5.13.                      Private Offering by the Company.  Neither the Company nor anyone acting on its behalf has offered the Notes or any similar Securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and other Institutional Investors, each of which has been offered the Notes at a private sale for investment.  Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

Section 5.14.                      Use of Proceeds; Margin Regulations.  The Company will apply the proceeds of the sale of the Series A Notes for (i) refinancing certain existing Indebtedness and (ii) general corporate purposes and will apply the proceeds of the sale of the Shelf Notes as set forth in the applicable Request for Purchase.  No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224).  Margin stock does not constitute more than 25% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 25% of the value of such assets.  As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15.                      Existing Indebtedness; Future Liens.  (a) Neither the Company nor any of its Subsidiaries has outstanding any Indebtedness except Indebtedness permitted by Sections 10.1 and 10.4 and Indebtedness which will be repaid in connection with consummation of the Series A Closing.  Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)           Except as disclosed in Schedule 5.15, neither the Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.3.

(c)           Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except as specifically indicated in Schedule 5.15.

Section 5.16.                      Foreign Assets Control Regulations, Etc.  (a)                                                                                     Neither the Company nor any Controlled Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, U.S. Department of Treasury (“OFAC”) (an “OFAC Listed Person”) or (ii) a department, agency or instrumentality of, or is otherwise controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (ii), a “Blocked Person”).

(b)           No part of the proceeds from the sale of the Notes hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used, directly by the Company or indirectly through any Controlled Entity, in connection with any investment in, or any transactions or dealings with, any Blocked Person.

(c)           To the Company’s actual knowledge after making due inquiry, neither the Company nor any Controlled Entity (i) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under any applicable law (collectively, “Anti-Money Laundering Laws”), (ii) has been assessed civil penalties under any Anti-Money Laundering Laws or (iii) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Company has taken reasonable measures appropriate to the circumstances (in any event as required by applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws.

(d)           No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any improper payments to any governmental official or employee, political party, official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage. The Company has taken reasonable measures appropriate to the circumstances (in any event as required by applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future anti-corruption laws and regulations.

Section 5.17.                      Status under Certain Statutes.  Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

Section 5.18.                      Environmental Matters.  (a) Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(b)           Neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(c)           Neither the Company nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect.

(d)           All buildings on all real properties now owned, leased or operated by the Company or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

Section 5.19.                      Hostile Tender Offers.  None of the proceeds of the sale of any Notes will be used to finance a Hostile Tender Offer.

Section 6.                        Representations of the Purchasers.

Section 6.1.                      Purchase for Investment.  Each Purchaser severally represents that (i) it is an “accredited investor” as such term is defined in Rule 501 under the Securities Act, (ii) it has the experience and training necessary to evaluate the merits and risks of a transaction of the nature of the transaction that is the subject of this Agreement, (iii) it has had access to all of the Company’s publicly filed documents through the EDGAR system of the Securities and Exchange Commission, (iv) it has had the opportunity to ask questions and receive answers concerning the terms and conditions of the transaction that is the subject of this Agreement and that the Company has responded to all such requests by the purchaser for information, and (v) it is purchasing the Notes purchased by it hereunder for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds that is an “accredited investor” and is managed by (and investment decisions are made for it by) such Purchaser or the investment advisor or investment manager for such Purchaser and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times (subject to the restrictions contained in this Agreement respecting disposition of the Notes) be within such Purchaser’s or their control.  Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

Section 6.2.                      Source of Funds.  Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a)           the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b)           the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)           the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d)           the Source constitutes assets of an investment fund (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a qualified professional asset manager or QPAM (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a Person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be related within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d); or

(e)           the Source constitutes assets of a “plan(s)” (within the meaning of section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a Person controlling or controlled by the INHAM (applying the definition of “control” in section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f)           the Source is a governmental plan; or

(g)           the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h)           the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

Section 7.                         Information as to Company.

Section 7.1.                      Financial and Business Information.  The Company shall deliver to each holder of Notes that is an Institutional Investor:

(a)           Quarterly Statements -- within 45 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i)           a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

(ii)           consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company’s Form 10-Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(a), provided, further, that the Company shall be deemed to have made such delivery of such Form 10-Q if it shall have timely made such Form 10-Q available on “EDGAR” and on its home page on the worldwide web (at the date of this Agreement located at:  http//www.deltagas.com) and shall have given each Purchaser and each holder of a Note contemporaneous notice (which notice may be furnished by e-mail) of such availability on EDGAR and on its home page in connection with each delivery (such availability and notice thereof being referred to as “Electronic Delivery”);

(b)           Annual Statements -- within 90 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Annual Report on Form 10-K (the “Form 10-K”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each fiscal year of the Company, duplicate copies of

(i)           a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, and

(ii)           consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” qualification) of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery within the time period specified above of the Company’s Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Securities Exchange Act of 1934) prepared in accordance with the requirements therefor and filed with the SEC, shall be deemed to satisfy the requirements of this Section 7.1(b), provided, further, that the Company shall be deemed to have made such delivery of such Form 10-K if it shall have timely made Electronic Delivery thereof;

(c)           SEC and Other Reports -- promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) or to its public Securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC (except such items in this clause (ii) shall be deemed provided if provided by Electronic Delivery) and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material;

(d)           Notice of Default or Event of Default -- promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e)           ERISA Matters -- promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i)           with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii)           the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii)           any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

(f)           Notices from Governmental Authority -- promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect; and

(g)           Requested Information -- with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries (including, but without limitation, actual copies of the Company’s Form 10-Q and Form 10-K) or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes.

Section 7.2.                      Officer’s Certificate.  Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer (which, in the case of Electronic Delivery of any such financial statements, shall be by separate concurrent delivery (which delivery may be by e-mail in .pdf format) of such certificate to each holder of Notes):

(a)           Covenant Compliance -- setting forth the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Sections 10.1, 10.2, 10.3, 10.4 and 10.7 during the quarterly or annual period covered by the statements then being furnished (including with respect to such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

(b)           Event of Default -- certifying that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

Section 7.3.                      Visitation.  The Company shall permit the representatives of each holder of a Note that is an Institutional Investor:

(a)           No Default -- if no Default or Event of Default then exists, at the expense of such Purchaser or holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

(b)           Default -- if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

Section 8.                       Payment and Prepayment of the Notes.

Section 8.1.                      Required Prepayments; Final Payment.

(a)           Series A Notes.  As provided therein, the entire unpaid principal balance of the Series A Notes shall be due and payable on the stated maturity date thereof. Additionally, on December 20, 2012 and on each December 20 thereafter to and including December 20, 2030, the Company will prepay $1,500,000 principal amount (or such lesser principal amount as shall then be outstanding) of the Series A Notes at par and without payment of the Make-Whole Amount or any premium.

(b)           Shelf Notes.                      Each Series of Shelf Notes shall be subject to required prepayments, if any, set forth in the Notes of such Series.

(c)           Application of Partial Prepayments.  Upon any partial prepayment of the Notes of any Series pursuant to Section 8.2, such partial prepayment shall be applied in satisfaction of required prepayments of principal of the Notes in such Series in inverse order of their scheduled due dates.

Section 8.2.                      Optional Prepayments with Make-Whole Amount.  The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, any Series of Notes (subject to the final sentence of this Section 8.2), in an amount that is an integral multiple of $100,000 and not less than $1,000,000, at 100% of the principal amount so prepaid, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount.  The Company will give each holder of the Series of Notes to be prepaid written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment.  Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Series of Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation.  Two Business Days prior to such prepayment, the Company shall deliver to each holder of the Series of Notes to be prepaid a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.  If a Default or an Event of Default exists at the time the Company gives any written notice of optional prepayment, such notice shall be given to the holders of all Notes of all Series then outstanding, and the optional prepayment shall be made with respect to all Series of Notes rather than solely with respect to the Notes of a particular Series.

Section 8.3.                      Allocation of Partial Prepayments.  In the case of any partial prepayment of the Notes of any Series, the principal amount of the Notes of such Series to be prepaid shall be allocated among all of the Notes of such Series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

Section 8.4.                      Maturity; Surrender, Etc. In the case of each prepayment of Notes of any Series pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any.  From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue.  Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.5.                      Purchase of Notes.  The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes of any Series except (a) upon the payment or prepayment of the Notes of such Series in accordance with the terms of this Agreement and the Notes of such Series or (b) pursuant to a written offer to purchase Notes made by the Company or an Affiliate pro rata (based on outstanding principal balance of the Notes in question) to the holders of all Notes of any or all Series at the time outstanding upon the same terms and conditions for all Notes of the same Series.  Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 10 Business Days.  If the holders of more than 25% of the principal amount of the Notes or Series of Notes, as the case may be, then outstanding accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least 15 Business Days from its receipt of such notice to accept such offer.  The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Section 8.6.                      Make-Whole Amount.

“Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of (i) the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over (ii) the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero.  For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.

In the case of each determination under clause (i) or clause (ii), as the case may be, of the preceding paragraph, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable U.S. Treasury security with the maturity closest to and less than such Remaining Average Life.  The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.4 or Section 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

Section 9.                          Affirmative Covenants.

The Company covenants that so long as any of the Notes are outstanding:

Section 9.1.                      Information Required by Rule 144A.  The Company will, upon the request of the holder of any Note, provide such holder, and any Qualified Institutional Buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to the reporting requirements of section 13 or 15(d) of the Exchange Act.

Section 9.2.                      Covenant to Secure Notes Equally.  The Company will, if it or any Subsidiary shall create or assume any Lien upon any of its property, whether now owned or hereafter acquired, other than Liens permitted by the provisions of Section 10.3 (unless prior written consent to the creation or assumption thereof shall have been obtained pursuant to Section 17.1), make or cause to be made effective provision whereby the Notes will be secured by such Lien equally and ratably with any and all other Indebtedness thereby secured; provided that the creation and maintenance of such equal and ratable Lien shall not in any way limit or modify the right of the holders of the Notes to enforce the provisions of Section 10.3.

Section 9.3.                      Compliance with Law.  The Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, environmental laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 9.4.                      Insurance.  The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

Section 9.5.                      Maintenance of Properties.  The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.6.                      Payment of Taxes and Claims.  The Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes, assessments, charges, levies and claims in the aggregate could not reasonably be expected to have a Material Adverse Effect.

Section 9.7.                      Maintenance of Existence.  The Company will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its corporate existence, material rights, licenses, permits and franchises; provided that nothing in this paragraph shall prevent the abandonment or termination of the existence of any Subsidiary, or the rights or franchises of any Subsidiary or the Company if such abandonment or termination could not reasonably be expected to have a Material Adverse Effect.

Section 9.8.                      Books and Records.  The Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Subsidiary, as the case may be.

Section 10.                      Negative Covenants.

The Company covenants that so long as any of the Notes are outstanding:

Section 10.1.                      Financial Covenants.

(a)           Fixed Charge Coverage Ratio.  The Company will not permit, at the end of any fiscal quarter, the ratio of (i) EBITDA plus Rental Expense (ii) to Fixed Charges, in each case for the period of four consecutive fiscal quarters ended on such date, to be less than 1.20 to 1.00.

(b)           Total Debt to Capitalization Ratio.  The Company will not permit, at the end of any fiscal quarter, the ratio of Total Debt to Capitalization on such date to be greater than 70%.

(c)           Tangible Net Worth.  The Company will not permit, at any time, Tangible Net Worth to be less than $25,800,000.

Section 10.2.                      Restricted Payments.  The Company will not, and will not permit any Subsidiary to, at any time declare or make, or become obligated to declare or make, any Restricted Payment unless, (i) after giving effect thereto, the aggregate amount of all Restricted Payments of the Company and its Subsidiaries declared or made after September 30, 2011 does not exceed the sum of (a) $15,000,000 plus (b) 100% of positive Net Income for each fiscal quarter commencing on or after October 1, 2011 and terminating at the end of the last fiscal quarter immediately preceding the date of any proposed Restricted Payment minus (c) 100% of any negative Net Income (i.e., a net loss) in any fiscal quarter commencing on or after October 1, 2011 and terminating at the end of the last fiscal quarter immediately preceding the date of any proposed Restricted Payment and (ii) no Default or Event of Default exists or would exist after giving effect to such Restricted Payment.

Section 10.3.                      Liens.  The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Company or any such Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom (whether or not provision is made for the equal and ratable securing of the Notes in accordance with the provisions of Section 9.2), or assign or otherwise convey any right to receive income or profits, except:

(i)           Liens for taxes, assessments or other governmental levies or charges which are not yet due or which are being contested in good faith by the Company or any Subsidiary for which adequate reserves have been taken in accordance with GAAP;

(ii)           statutory Liens of landlords and Liens of carriers, contractors, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due or are being contested in good faith by the Company or any Subsidiary and for which adequate reserves have been taken in accordance with GAAP;

(iii)           Liens (other than any Lien imposed by ERISA) incurred, or deposits made, in the ordinary course of business (a) in connection with workers’ compensation, unemployment insurance, old age benefit and other types of social security, (b) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety bonds, appeal bonds (not in excess of $5,000,000), bids, leases (other than Capital Leases), performance bonds, purchase, construction or sales contracts and other similar obligations or (c) otherwise to satisfy statutory or legal obligations; provided, that (1) in each such case such Liens were not incurred or made in connection with the incurrence or maintenance of Indebtedness, the borrowing of money or the obtaining of advances or credit, and (2) in the case of any such Liens of the type described in the preceding clause (b), such Liens do not, in the aggregate, materially detract from the value of the Company’s and its Subsidiaries’ properties and assets taken as a whole or materially impair the use of the assets encumbered by such Lien in the operation of the business of the Company or such Subsidiary;

(iv)           (a) attachment or judgment Liens that do not secure, in the aggregate, obligations in excess of $1,000,000 at any time, and (b) any other attachment or judgment Lien, provided that, within 30 days after the entry thereof, such Lien is discharged or execution thereof stayed pending appeal, and, if stayed, such Lien is discharged within 30 days after the expiration of any such stay;

(v)           easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case incidental to, and not interfering with, the ordinary conduct of the business of the Company or any of its Subsidiaries, provided that such Liens do not, in the aggregate, materially detract from the value of the property or assets so encumbered or materially impair the use thereof in the operation of the business of the Company or such Subsidiary;

(vi)           Liens on property or assets of a Subsidiary to secure obligations of such Subsidiary to the Company or any Wholly Owned Subsidiary; and

(vii)           Liens other those described in clauses (i) - (vi) above that secure Indebtedness permitted by Section 10.4; provided that (a) Priority Debt shall at no time exceed 10% of Tangible Net Worth; (b) in no event shall the Company or any Subsidiary permit any Lien to exist at any time on any of their respective inventory or receivables, (c) no Default or Event of Default shall exist and be continuing or shall result therefrom and (d) the Company will not, and will not permit any Subsidiary to, grant Liens on its respective properties to secure obligations under any of their principal bank credit facilities.

Section 10.4.                      Priority Debt.  The Company will not permit Priority Debt at any time to exceed 10% of Tangible Net Worth.

Section 10.5.                      Sale of Stock and Indebtedness of Subsidiaries.  The Company will not, and will not permit any Subsidiary to, sell or otherwise dispose of, or part with control of, any shares of stock or Indebtedness of any Subsidiary owned by or owed to the Company or any other Subsidiary, except to the Company or a Wholly Owned Subsidiary and except that all shares of stock and Indebtedness of any Subsidiary at the time owned by or owed to the Company and all Subsidiaries may be sold as an entirety for a cash consideration which represents the fair value (as determined in good faith by the Board of Directors of the Company) at the time of sale of the shares of stock and Indebtedness so sold; provided that (a) such sale or other disposition would, if treated as a Transfer of assets of such Subsidiary, be permitted by Section 10.7 and (b) at the time of such sale, such Subsidiary shall not own, directly or indirectly, any shares of stock or Indebtedness of any other Subsidiary (unless all of the shares of stock and Indebtedness of such other Subsidiary owned, directly or indirectly, by the Company and all Subsidiaries are simultaneously being sold as permitted by this Section 10.5) or any Indebtedness of the Company.  Nothing in this Section 10.5 shall prohibit the dissolution of any Subsidiary of the Company.

Section 10.6.                      Merger, Consolidation, Etc.  The Company will not and will not permit any Subsidiary to merge or consolidate with or into any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person, except that:

(i)           any Subsidiary may merge or consolidate with or into the Company; provided that (a) the Company is the continuing or surviving corporation and (b) no Default or Event of Default exists before or after such merger or consolidation;

(ii)           any Subsidiary may merge or consolidate with or into a Wholly Owned Subsidiary; provided that (a) such Wholly Owned Subsidiary is the continuing or surviving corporation and (b) no Default or Event of Default exists before or after such merger or consolidation; and

(iii)           the Company may consolidate or merge with any other corporation if (a) (1) the Company shall be the continuing or surviving corporation or (2) the continuing or surviving corporation is a solvent corporation duly organized and existing under the laws of any state of the United States of America or the District of Columbia, with substantially all of its assets located and substantially all of its operations conducted within the United States of America, and such continuing or surviving corporation expressly assumes, by a written agreement satisfactory in form and substance to the Required Holders (which agreement may require, in connection with such assumption, the delivery of such opinions of counsel as the Required Holders may require), the obligations of the Company under this Agreement and the Notes, including all covenants herein and therein contained, and such successor or acquiring entity shall succeed to and be substituted for the Company with the same effect as if it had been named herein as a party hereto and (b) no Default or Event of Default exists before or after such merger or consolidation and (c) immediately after giving effect to such transaction (and, if applicable, such assumption), the Tangible Net Worth of the Company or such continuing or surviving corporation (as the case may be) is no less than the Tangible Net Worth of the Company immediately prior to such merger or consolidation.

No such conveyance, transfer or lease of substantially all of the assets of the Company shall have the effect of releasing the Company or any successor corporation from its liability under this Agreement or the Notes.

Section 10.7.                      Sale of Assets, Etc.  The Company will not, and will not permit any Subsidiary to, Transfer, or agree or otherwise commit to Transfer, any of its assets (including the equity interests in any Subsidiary) except that

(i)           any Subsidiary may Transfer assets to the Company or a Wholly Owned Subsidiary;

(ii)           the Company or any Subsidiary may sell inventory in the ordinary course of business;

(iii)           the Company or any Subsidiary may Transfer assets that are worn out or obsolete or are no longer necessary or productive in the ordinary course of the Company’s business; and

(iv)           the Company or any Subsidiary may Transfer assets other than as set forth in the preceding clauses (i), (ii) and (iii) above; provided that (a) before and after such Transfer no Default or Event of Default shall exist; (b) the value of such assets (valued at the greater of net book value or Fair Market Value), together with all other assets of the Company and its Subsidiaries disposed of during the immediately preceding 12 calendar months, shall not exceed five percent of the value of Tangible Assets as at the end of the then most recently ended fiscal quarter of the Company; and (c) the value of such assets (valued at the greater of net book value or Fair Market Value), together with all other assets of the Company and its Subsidiaries disposed of on or after the date hereof, shall not exceed 15% of the value of Tangible Assets as at the end of the then most recently ended fiscal year of the Company.

Section 10.8.                      Line of Business.  The Company will not and will not permit any Subsidiary to engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement as described in the Company’s Form 10-K for the fiscal year ended June 30, 2011.

Section 10.9.                      Transactions with Affiliates.  The Company will not and will not permit any Subsidiary to enter into directly or indirectly any transaction or group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.  This Section 10.9 shall not restrict compensation, including equity incentive compensation, to officers, employees or directors in connection with services rendered to the Company or any Subsidiary in such capacity.

Section 10.10.                   Subsidiary Restrictions; Subsidiary Guarantees.  The Company will not and will not permit any Subsidiary to enter into, or be otherwise subject to, any contract, agreement or other binding obligation that directly or indirectly limits the amount of, or otherwise restricts (i) the payment to the Company of dividends or other redemptions or distributions with respect to its capital stock by any Subsidiary, (ii) the repayment to the Company by any Subsidiary of intercompany loans or advances, or (iii) other intercompany transfers to the Company of property or other assets by Subsidiaries.  The Company will not permit any Subsidiary to Guaranty the obligations of the Company under any of the Company’s principal bank credit facilities.

Section 10.11.                  Terrorism Sanctions Regulations.  The Company will not and will not permit any Controlled Entity to (i) become a Blocked Person or (ii) have any investments in or engage in any dealings or transactions with any Blocked Person if such investments, dealings or transactions would cause any holder of a Note to be in violation of any laws or regulations that are applicable to such holder.

Section 11.                      Events of Default.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)           the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)           the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

(c)           the Company defaults in the performance of or compliance with any term contained in Section 7.1(d) or Sections 10.1 through 10.11; or

(d)           the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

(e)           any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of when made; or

(f)           (i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $2,500,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $2,500,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) the Company or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $2,500,000, or (y) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such Indebtedness; or

(g)           the Company or any Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h)           a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Subsidiaries, or any such petition shall be filed against the Company or any of its Subsidiaries and such petition shall not be dismissed within 60 days; or

(i)           a final judgment or judgments for the payment of money aggregating in excess of $2,500,000 are rendered against one or more of the Company and its Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(j)           the Kentucky Public Service Commission Order ceases, for any reason, (i) to be in full force and effect or (ii) to permit the performance by the Company of any of its obligations under this Agreement or the Notes; or

(k)           the Company shall no longer possess any regulatory permit, license or approval required for it to operate its business as a local natural gas distribution company; or

(l)           if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $5,000,000, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect.

As used in Section 11(l), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.

Section 12.                       Remedies on Default, Etc.

Section 12.1.                      Acceleration.  (a) If an Event of Default with respect to the Company described in Section 11(g) or (h) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b)           If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c)           If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.  The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2.                      Other Remedies.  If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3.                      Rescission.  At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the holders of not less than 51% in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid (i) all overdue interest on the Notes, (ii) all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and (iii) all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes.  No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4.                      No Waivers or Election of Remedies, Expenses, Etc.  No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies.  No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.  Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

Section 13.                       Registration; Exchange; Substitution of Notes.

Section 13.1.                      Registration of Notes.  The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes.  The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register.  Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary.  The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.  The Company may, at its election and expense, designate a third-party to serve as registrar and transfer agent for the Notes, who shall carry out the obligations of the Company under this Section 13.  Any such third-party designated by the Company must be a Person in the business of serving as a registrar and transfer agent for securities.

Section 13.2.                      Transfer and Exchange of Notes.  Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) of the same Series as such surrendered Note in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note; provided that the Company shall not be required to register any transfer (i) that was made in violation of the legend appearing on such Note or (ii) if the Company at such time has a reasonable basis for believing in good faith that the representations set forth in Section 6 of this Agreement are not true with respect to any such transferee.  Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1-A, in the case of a Series A Note, or in the form of Exhibit 1-B, in the case of a Shelf Note.  Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon.  The Company may require payment of a sum sufficient to cover any stamp tax, other tax or governmental charge imposed in respect of any such transfer of Notes.  Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000.  Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Section 6.

Section 13.3.                      Replacement of Notes.  Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)           in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $100,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)           in the case of mutilation, upon surrender and cancellation thereof, within ten Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note of the same Series as such lost, stolen, destroyed or mutilated Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

Section 14.                       Payments on Notes.

Section 14.1.                      Place of Payment.  Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of JPMorgan Chase Bank, N.A. in such jurisdiction.  The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2.                      Home Office Payment.  So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A (in the case of the Series A Notes) or as specified in such Purchaser’s Confirmation of Acceptance (in the case of a Shelf Note), or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1.  Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2.  The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

Section 15.                       Expenses, Etc.

Section 15.1.                      Transaction Expenses.  Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation:  (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO provided, that such costs and expenses under this clause (c) shall not exceed $7,500.  The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by Prudential, a Purchaser or other holder in connection with its purchase of the Notes).

Section 15.2.                      Survival.  The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

Section 16.                       Survival of Representations and Warranties; Entire Agreement.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon (as of the date such representation and warranty was made) by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note.  All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement.  Subject to the preceding sentence, this Agreement and the Notes, together with the Commitment Letter for purposes of Sections 2.2(h)(v) and 3.2, embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

Section 17.                       Amendment and Waiver.

Section 17.1.                      Requirements.  This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2.1, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, (b) (i) with the written consent of Prudential (and without the consent of any other holder of Notes), the provisions of Section 2.2 may be amended or waived (except insofar as any such amendment or waiver would affect any rights or obligations with respect to the purchase and sale of Notes which shall have become Accepted Notes prior to such amendment or waiver), and (ii) with the written consent of all of the Purchasers which shall have become obligated to purchase Accepted Notes of any Series (and not without the written consent of all such Purchasers), any of the provisions of Sections 2.2 and 4 may be amended or waived insofar as such amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Accepted Notes of such Series or the terms and provisions of such Accepted Notes and (c) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20.

Section 17.2.                      Solicitation of Holders of Notes.

(a)           Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes, unless such proposed amendment, waiver or consent relates only to a specific Series of Accepted Notes which have not yet been purchased, in which case such information will only be required to be delivered to the Purchasers which shall have become obligated to purchase Accepted Notes of such Series.  The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b)           Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

(c)           Consent in Contemplation of Transfer.  Any consent made pursuant to this Section 17.2 by the holder of any Note that has transferred or has agreed to transfer such Note to the Company, any Subsidiary or any Affiliate of the Company and has provided or has agreed to provide such written consent as a condition to such transfer shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such transferring holder.

Section 17.3.                      Binding Effect, Etc.  Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver.  No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon.  No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note.  As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

Section 17.4.                      Notes Held by Company, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

Section 18.                        Notices.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid).  Any such notice must be sent:

(i)           if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A (in the case of the Series A Notes) or as specified by such Purchaser in its Confirmation of Acceptance (in the case of Shelf Notes), or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(ii)           if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing,

(iii)           if to the Company, to the Company at its address set forth at the beginning hereof to the attention of the Chief Financial Officer, or at such other address as the Company shall have specified to the holder of each Note in writing

(iv)           if to Prudential, to Prudential at 2200 Ross Avenue, Suite 4200E, Dallas, Texas 75201, Attention:  Managing Director, Energy and Corporate Finance Group, or at such other address as Prudential shall have specified to the Company.

All notices and communications provided for hereunder shall be deemed given (a) if by telecopy (and the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid)), on the day sent (if not on a Business day or before 5:00 p.m. New York, New York time on a Business Day, then the next succeeding Business Day) or (b) if by registered or certified mail with return receipt requested (postage prepaid), on the day that is three Business Days after being deposited in the mails, or (c) if by a recognized overnight delivery service (with charges prepaid), on the date received.

Notwithstanding anything to the contrary in this Section 18, any communication pursuant to Section 2.2 shall be made by the method specified for such communication in Section 2.2, and shall be effective to create any rights or obligations under this Agreement only if, in the case of a telephone communication, an Authorized Officer of the party conveying the information and of the party receiving the information are parties to the telephone call, and in the case of a telecopier communication, the communication is signed by an Authorized Officer of the party conveying the information, addressed to the attention of an Authorized Officer of the party receiving the information, and in fact received at the telecopier terminal the number of which is listed for the party receiving the communication in the Information Schedule or at such other telecopier terminal as the party receiving the information shall have specified in writing to the party sending such information.

Section 19.                          Reproduction of Documents.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at any Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced.  The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.  This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

Section 20.                          Confidential Information; Transfer of Notes .

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature or other non-public, material information of the Company or its Subsidiaries and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available.  Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which it offers to purchase any Security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement.  Each Purchaser agrees that it is familiar with the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.  Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement.  On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

Section 21.                                Substitution of Purchaser.

Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6.  Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Affiliate in lieu of such original Purchaser.  In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

Section 22.                                Miscellaneous.

Section 22.1.                      Successors and Assigns.  All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

Section 22.2.                      Payments Due on Non-Business Days.  Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.4 that the notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

Section 22.3.                      Accounting Terms.  All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP.  Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP.  For purposes of determining compliance with the financial covenants contained in this Agreement, any election by the Company to measure any financial liability using fair value (as permitted by Accounting Standard Codification Topic No. 825-10-25 – Fair Value Option or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

Section 22.4.                      Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.5.                      Construction, etc.  Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.  Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

Section 22.6.                      Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 22.7.                      Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 22.8.                      Jurisdiction and Process; Waiver of Jury Trial. (a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes.  To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)           The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section.  The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it.  Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(c)           Nothing in this Section 22.8 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(d)           The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.

Section 22.9.                      Transaction References.  The Company agrees that after the sale and purchase of the Notes Prudential may (i) refer to its role in originating the purchase of the Notes from the Company and establishing the Facility, as well as the identity of the Company and the aggregate principal amount and issue date of the Notes and the maximum aggregate principal amount of the Shelf Notes and the date on which the Facility was established, on its internet site or in marketing materials, press releases, published “tombstone” announcements or any other print or electronic medium and (ii) display the Company’s corporate logo in conjunction with any such reference.

*    *    *    *    *

DAL02:593534

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

Delta Natural Gas Company, Inc.

By:_____/s/  Glenn R. Jennings_________
Glenn R. Jennings, Chairman of the
Board, President and Chief
Executive Officer

This Agreement is hereby
accepted and agreed to as
of the date hereof.

Prudential Investment Management, Inc.

By:_____/s/  Brien Davis_________
Vice President

The Prudential Insurance Company of America

By: :_____/s/  Brien Davis_________
Vice President

MTL Insurance Company

By:           Prudential Private Placement Investors, L.P.
(as Investment Advisor)

By:           Prudential Private Placement Investors, Inc.
(as its General Partner)

By:  :_____/s/  Brien Davis_________
Vice President

DAL02:593534

Information Schedule

Authorized Officers for Prudential

Randall M. Kob Managing Director Prudential Capital Group 2200 Ross Avenue Suite 4200E Dallas, TX 75201 Telephone: (214) 720-6210 Facsimile: (214) 720-6299	Ric E. Abel Managing Director Prudential Capital Group 2200 Ross Avenue Suite 4200E Dallas, TX 75201 Telephone: (214) 720-6272 Facsimile: (214) 720-6297
Matthew A. Baker Vice President Prudential Capital Group 2200 Ross Avenue Suite 4200E Dallas, TX 75201 Telephone: (214) 720-6253 Facsimile: (214) 720-6299	Richard P. Carrell Vice President Prudential Capital Group 2200 Ross Avenue Suite 4200E Dallas, TX 75201 Telephone: (214) 720-6287 Facsimile: (214) 720-6297
Brien F. Davis Vice President Prudential Capital Group 2200 Ross Avenue Suite 4200E Dallas, TX 75201 Telephone: (214) 720-6256 Facsimile: (214) 720-6299	Jennifer Graham Vice President Prudential Capital Group 2200 Ross Avenue Suite 4200E Dallas, TX 75201 Telephone: (214) 720-6260 Facsimile: (214) 720-6297
Timothy M. Laczkowski Vice President Prudential Capital Group 2200 Ross Avenue Suite 4200E Dallas, TX 75201 Telephone: (214) 720-6275 Facsimile: (214) 720-6299	Brian E. Lemons Vice President Prudential Capital Group 2200 Ross Avenue Suite 4200E Dallas, TX 75201 Telephone: (214) 720-6276 Facsimile: (214) 720-6299

Brian N. Thomas
Vice President
Prudential Capital Group
2200 Ross Avenue
Suite 4200E
Dallas, TX 75201
Telephone:  (214) 720-6216
Facsimile:   (214) 720-6299

DAL02:593534                                                         Schedule A
(to Note Purchase Agreement and Private Shelf Agreement)

Authorized Officers for Company

Glenn R. Jennings
Chairman of the Board,
  President and Chief Executive Officer
Delta Natural Gas Company, Inc.
3617 Lexington Rd.
Winchester, Kentucky  40391

Telephone:  859-744-6171, ext. 148
Facsimile:   859-744-6552
John B. Brown Chief Financial Officer, Treasurer and Secretary Delta Natural Gas Company, Inc. 3617 Lexington Rd. Winchester, Kentucky 40391 Telephone: 859-744-6171, ext. 109 Facsimile: 859-745-7755

Delta Natural Gas Company, Inc.
4.26% Senior Notes, Series A, due December 20, 2031

Information Relating to Purchasers

		Aggregate Principal Amount of Notes to be Purchased	Note Denomination(s)

	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA	$55,000,000	$55,000,000

(1)	All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

JPMorgan Chase Bank New York, NY ABA No.: 021-000-021 Account Name: Prudential Managed Portfolio Account No.: P86188 (please do not include spaces)

Each such wire transfer shall set forth the name of the Company, a reference to “4.26% Senior Notes, Series A, due 2031, Security No. INV11433, PPN 247748 A@5” and the due date and application (as among principal, interest and Make-Whole Amount) of the payment being made.

(2)	Address for all notices relating to payments:

The Prudential Insurance Company of America c/o Investment Operations Group Gateway Center Two, 10th Floor 100 Mulberry Street Newark, NJ 07102-4077 Attention: Manager, Billings and Collections

(3)	Address for all other communications and notices:

The Prudential Insurance Company of America c/o Prudential Capital Group 2200 Ross Avenue, Suite 4200E Dallas, TX 75201 Attention: Managing Director, Energy and Corporate Finance

(4)      Recipient of telephonic prepayment notices:

      Manager, Trade Management Group

      Telephone:  (973) 367-3141
       Facsimile:  (888)889-3832

(5)      Address for Delivery of Notes:

       Send physical security by nationwide overnight delivery service to:
       Prudential Capital Group
       2200 Ross Avenue, Suite 4200E
       Dallas, TX 75201
       Attention:  Thomas P. Donahue
        Telephone:  (214) 720-6202

(6)       Tax Identification No.:  22-1211670

(7)       Authorized Officers:

        Ric E. Abel
         Matthew A. Baker
         Richard P. Carrell
         Brien F. Davis
         Jennifer I. Graham
         Randall M. Kob
         Timothy M. Laczkowski
         Brian E. Lemons
         Ingrida Soldatova
         Brian N. Thomas

DAL02:593534

		Aggregate Principal Amount of Notes to be Purchased	Note Denomination(s)

	MTL INSURANCE COMPANY	$3,000,000	$3,000,000

(1)	All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

The Northern Trust Company ABA # 071000152 Credit Wire Account # 5186061000 FFC: 26-32065/MTL Insurance Company - Prudential

Each such wire transfer shall set forth the name of the Company, a reference to “4.26% Senior Notes, Series A, due 2031, PPN 247748 A@5” and the due date and application (as among principal, interest and Make-Whole Amount) of the payment being made.

(2)	All notices of payments and written confirmations of such wire transfers:

MTL Insurance Company 1200 Jorie Blvd. Oak Brook, IL 60522-9060 Attention: Margaret Culkeen

(3)	Address for all other communications and notices:

Prudential Private Placement Investors, L.P. c/o Prudential Capital Group 2200 Ross Avenue, Suite 4200E Dallas, TX 75201 Attention: Managing Director, Energy and Corporate Finance

DAL02:593534

(4)	Address for Delivery of Notes:

(a)           Send physical security by nationwide overnight delivery
service to:

Northern Trust Co.
Trade Securities Processing
801 South Canal Street
C1N
Chicago, IL  60607

Please include in the cover letter accompanying the Notes a reference to the Purchaser’s account number (MTL Insurance Company-Prudential; Account Number:  26-32065).

(b)           Send copy by nationwide overnight delivery service to:

Prudential Capital Group
Gateway Center 4
100 Mulberry, 7th Floor
Newark, NJ 07102

Attention:  Trade Management, Manager
Telephone:  (973) 367-3141

(5)	Tax Identification No.: 36-1516780

DAL02:593534

Defined Terms

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Acceptance” is defined in Section 2.2(f).

“Acceptance Day” is defined in Section 2.2(f).

“Acceptance Window” means, with respect to any interest rate quotes provided by Prudential pursuant to Section 2.2(e), the time period designated by Prudential during which the Company may elect to accept such interest rate quotes as to not less than $5,000,000 in aggregate principal amount of Shelf Notes specified in the related Request for Purchase.

“Accepted Note” is defined in Section 2.2(f).

“Affiliate” means, at any time, (a) with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, (b) with respect to the Company, shall include any Person beneficially owning or holding, directly or indirectly, 15% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 15% or more of any class of voting or equity interests and (c) with respect to Prudential, shall include any managed account, investment fund or other vehicle for which Prudential or any Prudential Affiliate acts as investment advisor or portfolio manager.  As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Agreement” means this Note Purchase and Private Shelf Agreement among the Company, Prudential and the Purchasers dated December 8, 2011.

“Anti-Money Laundering Laws” is defined in Section 5.16(c).

“Assets” means, at any time, the consolidated assets of the Company and its Subsidiaries at such time.

“Authorized Officer” means (i) in the case of the Company, its chief executive officer, its chief financial officer, any other Person authorized by the Company to act on behalf of the Company and designated as an “Authorized Officer” of the Company in the Information Schedule attached hereto or any other Person authorized by the Company to act on behalf of the Company and designated as an “Authorized Officer” of the Company for the purpose of this Agreement in an Officer’s Certificate executed by the Company’s chief executive officer or chief financial officer and delivered to Prudential, and (ii) in the case of Prudential, any officer of Prudential designated as its “Authorized Officer” in the Information Schedule or any officer of Prudential designated as its “Authorized Officer” for the purpose of this Agreement in a certificate executed by one of its Authorized Officers or a lawyer in its law department.  Any action taken under this Agreement on behalf of the Company by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Company and whom Prudential in good faith believes to be an Authorized Officer of the Company at the time of such action shall be binding on the Company even though such individual shall have ceased to be an Authorized Officer of the Company, and any action taken under this Agreement on behalf of Prudential by any individual who on or after the date of this Agreement shall have been an Authorized Officer of Prudential and whom the Company in good faith believes to be an Authorized Officer of Prudential at the time of such action shall be binding on Prudential even though such individual shall have ceased to be an Authorized Officer of Prudential.

“Available Facility Amount” is defined in Section 2.2(a).

“Blocked Person” is defined in Section 5.16(a).

“Business Day” means (a) for the purposes of Section 8.6 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, (b) for the purpose of Section 2.2 only, a day on which Prudential is open for business, and (c) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

“Cancellation Date” is defined in Section 2.2(h)(iv).

“Cancellation Fee” is defined in Section 2.2(h)(iv).

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capitalization” means, as at any time of determination thereof, the sum of (i) Net Worth and (ii) Total Debt of the Company and Subsidiaries.

“Closing” is defined in Section 3.1.

“Closing Day” means, with respect to the Series A Notes, the Series A Closing Day and, with respect to any Accepted Note, the Business Day specified for the closing of the purchase and sale of such Accepted Note in the Confirmation of Acceptance for such Accepted Note, provided that (i) if the Company and the Purchaser which is obligated to purchase such Accepted Note agree on an earlier Business Day for such closing, the “Closing Day” for such Accepted Note shall be such earlier Business Day, and (ii) if the closing of the purchase and sale of such Accepted Note is rescheduled pursuant to Section 3.4, the Closing Day for such Accepted Note, for all purposes of this Agreement except references to “original Closing Day” in Section 2.2(h)(iii), shall mean the Rescheduled Closing Day with respect to such Accepted Note.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Commitment Letter” means the letter agreement dated as of October 6, 2011, between the Company and Prudential.

“Company” means Delta Natural Gas Company, Inc., a Kentucky corporation or any successor that becomes such in the manner prescribed in Section 10.6.

“Company Account” is defined in Section 3.1.

“Confidential Information” is defined in Section 20.

“Confirmation of Acceptance” is defined in Section 2.2(f).

“consolidated” means the consolidation of the accounts of the Company and its Subsidiaries in accordance with GAAP, including principles of consolidation, consistent with those applied in the preparation of the consolidated financial statements referred to in Sections 5.5 and 7.1.

“Controlled Entity” means any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates.  As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means that rate of interest that is the greater of (i) 2.00% per annum above the rate of interest stated in clause (a) of the first paragraph of the applicable Series of Notes or (ii) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. in New York, New York as its “base” or “prime” rate.

“Delayed Delivery Fee” is defined in Section 2.2(h)(iii).

“Disclosure Documents” is defined in Section 5.3.

“EBITDA” means, for any period, the sum of Net Income plus, to the extent deducted in the determination of Net Income, (i) all provisions for federal, state and other income tax of the Company and its Subsidiaries, (ii) Interest Expense, and (iii) provisions for depreciation and amortization; provided, there shall be excluded, without duplication, (a) any gains in excess of losses resulting from the sale, conversion or other disposition of capital assets (i.e., assets other than current assets), (b) any gains resulting from the write-up of assets, or (c) any income or gain during such period from any change in accounting principles, from any discontinued operations or the disposition thereof, from any extraordinary items or from any prior period adjustments.

“Electronic Delivery” is defined in Section 7.1(a).

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business  (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Event of Default” is defined in Section 11.

“Facility” is defined in Section 2.2(a).

“Fair Market Value” means, at any time with respect to any property of any kind or character, the sale value of such property that would be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller, under no compulsion to buy or sell, respectively.

“Fixed Charges” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the sum of (i) Rental Expense and (ii) Interest Expense.

“Form 10-K” is defined in Section 7.1(b).

“Form 10-Q” is defined in Section 7.1(a).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means

(a)           the government of

(i)           the United States of America or any state or other political subdivision thereof, or

(ii)           any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b)           any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a)           to purchase such indebtedness or obligation or any property constituting security therefor;

(b)           to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c)           to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d)           otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Materials” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“Hedge Treasury Note(s)” means, with respect to any Accepted Note, the United States Treasury Note or Notes whose duration (as determined by Prudential) most closely matches the duration of such Accepted Note.

“holder” means, with respect to any Note the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

“Hostile Tender Offer” means, with respect to the use of proceeds of any Note, any offer to purchase, or any purchase of, shares of capital stock of any corporation or equity interests in any other entity, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or equity interests, if such shares, equity interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over-the-counter market, other than purchases of such shares, equity interests, securities or rights representing less than 5% of the equity interests or beneficial ownership of such corporation or other entity for portfolio investment purposes, and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity prior to the date on which the Company makes the Request for Purchase of such Note.

“Indebtedness” with respect to any Person means, at any time, without duplication,

(a)           its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;

(b)           its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c)           (i) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases and (ii) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Leases;

(d)           all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e)           all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

(f)           the aggregate Swap Termination Value of all Swap Contracts of such Person; and

(g)           any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

“INHAM Exemption” is defined in Section 6.2(e).

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the Notes of any Series then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Interest Expense” means, for any period, the sum (without duplication) of all interest, prepayment charges and fees incurred (whether paid or accrued) in respect of any Indebtedness of the Company and its Subsidiaries deducted in determining Net Income for such period, together with all interest capitalized or deferred during such period and not deducted in determining Net Income for such period.

“Issuance Fee” is defined in Section 2.2(h)(ii).

“Issuance Period” is defined in Section 2.2(b).

“Kentucky Public Service Commission Order” is defined in Section 4.10(b).

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Make-Whole Amount” is defined in Section 8.6.

“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement and the Notes, or (c) the validity or enforceability of this Agreement or the Notes.

“Minority Interests” means any shares of capital stock of a Subsidiary (other than directors’ qualifying shares as required by law) that are not owned by the Company or a Wholly Owned Subsidiary.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“Net Income” means, for any period, consolidated net income of the Company and its Subsidiaries during such period determined in accordance with GAAP, plus non-recurring one-time expenses related to accounting changes, acquisition costs incurred in connection with a business combination, one-time unfavorable legal or environmental judgments, fines or penalties or other one-time non-operating related losses.

“Net Worth” means, as at any time of determination thereof, the consolidated stockholders’ equity of the Company and its Subsidiaries.

“Notes” is defined in Section 1.2.

“OFAC” is defined in Section 5.16(a).

“OFAC Listed Person” is defined in Section 5.16(a).

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing.  A list of OFAC Sanctions Program may be found at http://www.ustreas.gov/offices/enforcement/ofac/programs/.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Operating Lease” means any lease of any property (whether real, personal or mixed), which is not a Capital Lease.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“Priority Debt” means, without duplication and as at any time of determination thereof, the sum of the following items:  (i) Indebtedness or other obligations of the Company secured by Liens (other than Liens described in clauses (i) through (vi) of Section 10.3); (ii) Indebtedness of any Subsidiary owing to any Person other than the Company or a Wholly Owned Subsidiary; and (iii) Preferred Stock of any Subsidiary held by any Person other than the Company or a Wholly Owned Subsidiary.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Prudential” is defined in the addressee line to this Agreement.

“Prudential Affiliate” means any Affiliate of Prudential.

“PTE” means a Prohibited Transaction Exemption issued by the Department of Labor.

“Purchaser” is defined in the addressee line to this Agreement.

“QPAM Exemption” is defined in Section 6.2(e).

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Rate Lock Cancellation Fee” is defined in the Commitment Letter.

“Rate Lock Delayed Delivery Fee” is defined in the Commitment Letter.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such holder, Prudential or by an Affiliate of such holder or Prudential.

“Rental Expense” means, with reference to any period, the aggregate amount of all payments for rent or additional rent (including all payments for taxes and insurance made directly to the lessor, but excluding payments for maintenance, repairs, alterations, construction, demolition and the like) for which the Company or its Subsidiaries are directly or indirectly liable (as lessee or as guarantor or other surety) under all Operating Leases in effect at any time during such period.

“Request for Purchase” is defined in Section 2.2(d).

“Required Holders” means, at any time, the holders of at least a majority in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Rescheduled Series A Closing Day” is defined in Section 3.2.

“Rescheduled Closing Day” is defined in Section 3.4.

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“Restricted Payment” means, in respect of any corporation, association or other business entity, (i) dividends or other distributions or payments on capital stock or other equity interest of such corporation, association or other business entity (except distributions in such stock or other equity interest); and (ii) payments made in the redemption or acquisition of such stock or other equity interests or of warrants, rights or other options to purchase such stock or other equity interests (except when solely in exchange for such stock or other equity interests) unless made, contemporaneously, from the net proceeds of a sale of such stock or other equity interests.  “Restricted Payment” does not include any dividend or other distribution or payment by a Subsidiary to the Company or any Wholly-Owned Subsidiary of the Company.

“SEC” means the Securities and Exchange Commission of the United States, or any successor thereto.

“Securities” or “Security” has the meaning specified in Section 2(a)(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Series” is defined in Section 1.2.

“Series A Closing” is defined in Section 3.1.

“Series A Closing Day” is defined in Section 3.1.

“Series A Note” is defined in Section 1.1.

“Series A Purchaser” is defined in the addressee line to this Agreement.

“Shelf Closing” means, with respect to any Series of Shelf Notes, the closing of the sale and purchase of such Series of Shelf Notes.

“Shelf Notes” is defined in Section 1.2.

“Source” is defined in Section 6.2.

“Structuring Fee” is defined in Section 2.2(h)(i).

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries).  Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“Swap Contract” means (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including, but without limitation, any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amounts(s) determined as the mark-to-market values(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Synthetic Lease” means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Tangible Assets” means Assets less (i) the book value of all intangible items, including, without limitation, goodwill, mineral rights, licenses, organizational expense, unamortized debt discount and expense carried as an asset and any write-up in the book value of assets, (ii) any net gains or losses attributed to cumulative translation adjustments and (iii) Minority Interests.  For the avoidance of doubt, any assets of the Company and its Subsidiaries classified as regulatory assets in accordance with GAAP or included in rate base for rate recovery purposes will be considered “Tangible Assets”.

“Tangible Net Worth” means, as at any time of determination thereof, Net Worth less, without duplication, (i) the book value of all intangible items, including, without limitation, goodwill, mineral rights, licenses, organizational expense, unamortized debt discount and expense carried as an asset and any write-up in the book value of assets, (ii) any net gains or losses attributed to cumulative translation adjustments and (iii) Minority Interests.  For the avoidance of doubt, any assets of the Company and its Subsidiaries classified as regulatory assets in accordance with GAAP or included in rate base for rate recovery purposes will not be considered intangible.

“Total Debt” means the consolidated Indebtedness of the Company and its Subsidiaries, excluding Indebtedness of the type described in clauses (e) (so long as such amounts in such clause are contingent obligations) and (f) of the definition of Indebtedness.

“Transfer” means, with respect to any item, the sale, exchange, conveyance, lease, transfer or other disposition of such item.

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary one hundred percent of all of the equity interests (except a de minimus number of directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time, and which has outstanding no options, warrants, rights or other securities entitling the holder thereof (other than the Company or a Wholly Owned Subsidiary) to acquire shares of capital stock or other equity interests of such Subsidiary.

DAL02:593534                                                          Schedule B
(to Note Purchase and Private Shelf Agreement)

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD OR TRANSFERRED IN ABSENCE OF SUCH REGISTRATION EXCEPT PURSUANT TO AN EXEMPTION THEREFROM UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS.

[FORM OF SERIES A NOTE]

Delta Natural Gas Company, Inc.

4.26% Senior Note, Series A, Due December 20, 2031

No. [_____] December 20, 2011
$[_______] PPN 247748 A@5

For Value Received, the undersigned, Delta Natural Gas Company, Inc. (the “Company”), a corporation organized and existing under the laws of the State of Kentucky, hereby promises to pay to [____________], or registered assigns, the principal sum of [_____________________] Dollars (or so much thereof as shall not have been prepaid) on December 20, 2031, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid principal balance hereof at the rate of 4.26% per annum from the date hereof, payable quarterly, on the 20th day of March, June, September and December in each year, commencing with the March, June, September or December next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid principal balance and on any overdue payment of any Make-Whole Amount, at a rate per annum (the “Default Rate”) from time to time equal to the greater of (i) 6.26% or (ii) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. from time to time in New York, New York as its “base” or “prime” rate, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of JPMorgan Chase Bank, N.A. in such jurisdiction or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (the “Notes”) issued pursuant to the Note Purchase and Private Shelf Agreement, dated as of December 8, 2011 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof.  Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement, (ii) agreed to the transfer restrictions set forth in Section 13.2 of the Note Purchase Agreement and (iii) made the representations and warranties set forth in Section 6 of the Note Purchase Agreement.  Unless otherwise indicated or defined in this Note, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for the unpaid principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreement.  This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Delta Natural Gas Company, Inc.

By ______________________________
[Title]

DAL02:593534                                                          Exhibit 1-A
(to Note Purchase and Private Shelf Agreement)

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD OR TRANSFERRED IN ABSENCE OF SUCH REGISTRATION EXCEPT PURSUANT TO AN EXEMPTION THEREFROM UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS.

[FORM OF SHELF NOTE]

Delta Natural Gas Company, Inc.

[____]% Senior Note, Series ___, Due [__________, ____]

No. [_____]
PPN[______________]
ORIGINAL PRINCIPAL AMOUNT:
ORIGINAL ISSUE DATE:
INTEREST RATE:
INTEREST PAYMENT DATES:
FINAL MATURITY DATE:
PRINCIPAL PREPAYMENT DATES AND AMOUNTS:

For Value Received, the undersigned, Delta Natural Gas Company, Inc. (the “Company”), a corporation organized and existing under the laws of the State of Kentucky, hereby promises to pay to [____________], or registered assigns, the principal sum of [_____________________] Dollars [on the Final Maturity Date specified above (or so much thereof as shall not have been prepaid),] [, payable on the Principal Prepayment Dates and in the amounts specified above, and on the Final Maturity Date specified above in an amount equal to the unpaid balance of the principal hereof,] with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid principal balance hereof at the Interest Rate per annum specified above, payable on each Interest Payment Date specified above and on the Final Maturity Date specified above, commencing with the Interest Payment Date next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid principal balance and on any overdue payment of any Make-Whole Amount, at a rate per annum (the “Default Rate”) from time to time equal to the greater of (i) 2.00% over the Interest Rate specified above or (ii) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. from time to time in New York, New York as its “base” or “prime” rate, payable on each Interest Payment Date as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of JPMorgan Chase Bank, N.A. in such jurisdiction or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (the “Notes”) issued pursuant to the Note Purchase and Private Shelf Agreement, dated as of December 8, 2011 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof.  Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement, (ii) agreed to the transfer restrictions set forth in Section 13.2 of the Note Purchase Agreement and (iii) made the representations and warranties set forth in Section 6 of the Note Purchase Agreement.  Unless otherwise indicated or defined in this Note, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for the unpaid principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

[The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreement.]  This Note is [also] subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Delta Natural Gas Company, Inc.

By ______________________________
[Title]

DAL02:593534                                                          Exhibit 1-B
(to Note Purchase and Private Shelf Agreement)

[FORM OF REQUEST FOR PURCHASE]

Delta Natural Gas Company, Inc.

Reference is made to the Note Purchase and Private Shelf Agreement (the “Agreement”), dated as of December 8, 2011, between Delta Natural Gas Company, Inc., a Kentucky corporation (the “Company”), on the one hand, and Prudential Investment Management, Inc. (“Prudential”) and each Prudential Affiliate which becomes party thereto, on the other hand.  Capitalized terms used and not otherwise defined herein shall have the respective meanings specified in the Agreement.

Pursuant to Section 2.2(d) of the Agreement, the Company hereby makes the following Request for Purchase:

1.           Aggregate principal amount of
the Shelf Notes covered hereby
(the “Notes”)  ...................  $__________1

2.           Individual specifications of the Notes:

Principal Amount	Final Maturity Date	Principal Prepayment Dates and Amounts	Interest Payment Period

[___] in arrears

3.           Use of proceeds of the Notes:

4.           Proposed day for the closing of the purchase and sale of the Notes:

1 Minimum principal amount of $5,000,000.

DAL02:593534                                                            Exhibit 2
(to Note Purchase and Private Shelf Agreement)

5.           The purchase price of the Notes is to be transferred to:

Name and Address
and ABA Routing                                           Number of
Number of Bank                                               Account

6.           The Company certifies that (a) the representations and warranties contained in Section 5 of the Agreement are true on and as of the date of this Request for Purchase and (b) there exists on the date of this Request for Purchase no Event of Default or Default.

7.           The Issuance Fee to be paid pursuant to the Agreement will be paid by the Company on the closing date.

Dated:

Delta Natural Gas Company, Inc.

By ______________________________
Authorized Officer

-

[FORM OF CONFIRMATION OF ACCEPTANCE]

Reference is made to the Note Purchase and Private Shelf Agreement (the “Agreement”), dated as of December 8, 2011, between Delta Natural Gas Company, Inc., a Kentucky corporation (the “Company”), on the one hand, and Prudential Investment Management, Inc. (“Prudential”) and each Prudential Affiliate which becomes party thereto, on the other hand.  All terms used herein that are defined in the Agreement have the respective meanings specified in the Agreement.

Prudential or the Prudential Affiliate which is named below as a Purchaser of Shelf Notes hereby confirms the representations as to such Shelf Notes set forth in Section 6 of the Agreement, and agrees to be bound by the provisions of the Agreement applicable to the Purchasers or holders of the Notes.

Pursuant to Section 2.2(f) of the Agreement, an Acceptance with respect to the following Accepted Notes is hereby confirmed:

I.           Accepted Notes:  Aggregate principal
amount $__________________

(A)           (a)  Name of Purchaser:
           (b)  Principal amount:
           (c)  Final maturity date:
           (d)  Principal prepayment dates and amounts:
           (e)  Interest rate:
           (f)   Interest payment period:                                                                [_______] in arrears
                                 (g)  Payment and notice instructions: As set forth on attached
             Purchaser Schedule

(B)           (a)  Name of Purchaser:
           (b)  Principal amount:
           (c)  Final maturity date:
           (d)  Principal prepayment dates and amounts:
           (e)  Interest rate:
           (f)   Interest payment period:                                                                [_______] in arrears
                                 (g)  Payment and notice instructions: As set forth on attached
             Purchaser Schedule

[(C), (D)..... same information as above.]

II.           Closing Day:

III.           Issuance Fee:

Delta Natural Gas Company, Inc.

By:  ________________________________
Name:  _____________________________
Title:  ______________________________
Dated:  _____________________________

[PRUDENTIAL INVESTMENT
  MANAGEMENT, INC.]

By ______________________________
Vice President

[PRUDENTIAL AFFILIATE]

By ______________________________
Vice President

[ATTACH PURCHASER SCHEDULES]

DAL02:593534                                                            Exhibit 3
(to Note Purchase and Private Shelf Agreement)

FORM OF OPINION OF SPECIAL COUNSEL
TO THE COMPANY

[See attached]

DAL02:593534

December 20, 2011

The Prudential Insurance Company of America
c/o Prudential Capital Group
2200 Ross Avenue, Suite 4200E
Dallas, TX  75201

MTL Insurance Company
c/o Prudential Capital Group
2200 Ross Avenue, Suite 4200E
Dallas, TX  75201

Re:           Delta Natural Gas Company, Inc.

Ladies and Gentlemen:

We have acted as counsel for Delta Natural Gas Company, Inc. (the “Company”) in connection with the Note Purchase and Private Shelf Agreement, dated as of December 8, 2011, among the Company, Prudential Investment Management, Inc. (“Prudential”) and you (the “Agreement”), pursuant to which the Company has issued to you today its 4.26% Senior Notes due December 20, 2031, in the aggregate principal amount of $58,000,000 (the “Notes”).  All terms used herein that are defined in the Agreement but not in this letter have the respective meanings specified in the Agreement.  This letter is being delivered to you in satisfaction of the condition set forth in Section 4.4(a) of the Agreement and with the understanding that you are purchasing the Notes in reliance on the opinions expressed herein.

In this connection, we have examined such certificates of public officials, certificates of officers of the Company and copies certified to our satisfaction of corporate documents and records of the Company and of other papers, and have made such other investigations, as we have deemed relevant and necessary as a basis for our opinion hereinafter set forth.  We have relied upon such certificates of public officials and of officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established.

For purposes of this opinion letter and our review of the Agreement, Notes, the Commitment Letter (as defined in the Agreement), certificates and other documents, we have assumed: (a) the genuineness of all signatures on all documents; (b) the authenticity of all documents submitted to us; (c) the conformity to authentic originals of any documents submitted to us as copies; and (d) the Agreement, including the exhibits and schedules thereto, the Commitment Letter (but only with respect to Sections 2.2(h)(v) and 3.2 of the Agreement) and Notes set forth the entire agreement and understanding of the parties with respect to the subject matter thereof.

For purposes of rendering the opinions set forth in numerical paragraph 3 of this letter, we have assumed:  (a) the due authorization, execution and delivery of the Agreement by Prudential and the Purchasers and that the Agreement is valid and enforceable against Prudential and the Purchasers in accordance with its terms, and (b) the Purchasers have paid the purchase price of the Notes pursuant to the Agreement.

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Based on the assumptions, definitions, qualifications and limitations contained in this letter, it is our opinion that:

1.           The Company is a corporation duly organized and validly existing under the laws of the Commonwealth of Kentucky.  Each of Delgasco, Inc., Enpro, Inc. and Delta Resources, Inc. (collectively, the “Company Subsidiaries”) is a corporation duly organized and validly existing under the laws of the Commonwealth of Kentucky.  The Company and the Company Subsidiaries have the corporate power to carry on their respective businesses as such businesses are, to our knowledge, now being conducted.

2.           The Agreement and the Notes have been duly authorized by all requisite corporate action and duly executed and delivered by the Company.

3.           If, notwithstanding the choice of the laws of the State of New York expressly set forth in the Agreement and the Notes, the laws of the Commonwealth of Kentucky were to apply to the Agreement and the Notes, the Agreement and the Notes would be valid obligations of the Company, legally binding upon and enforceable against the Company in accordance with their respective terms (exclusive of any provision relating to governing law or choice of law), except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.           Based upon the representations of the parties contained in Sections 5.13 and 6.1 of the Agreement and certifications to us by one or more officers of the Company, it is not necessary in connection with the offering, issuance, sale and delivery of the Notes by the Company pursuant to the Agreement, under the circumstances contemplated by the Agreement, to register the Notes under the Securities Act or to qualify an indenture in respect of the Notes under the Trust Indenture Act of 1939, as amended.

5.           The extension, arranging and obtaining of the credit represented by the Notes do not violate Regulations U and X of the Board of Governors of the Federal Reserve System.

6.           The execution and delivery of the Agreement and the Notes by the Company pursuant to the Agreement and the offering, issuance, sale and repayment of the Notes by the Company pursuant to the Agreement do not result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Company or any of the Company Subsidiaries, pursuant to (a) the articles of incorporation or bylaws of the Company or any of the Company Subsidiaries, (b) any applicable law, statute, rule or regulation, (c) any agreement or instrument listed on Exhibit A hereto or (d) any order, judgment or decree known to us to which the Company or any of the Company Subsidiaries is a party or otherwise expressly subject.

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7.           The execution and delivery of the Agreement and the Notes by the Company pursuant to the Agreement and the offering, issuance, sale and repayment of the Notes by the Company pursuant to the Agreement do not require any authorization, consent or approval by any court, administrative or governmental body other than the approval of the Kentucky Public Service Commission.  The Order of the Kentucky Public Service Commission entered on October 31, 2011, In the Matter of:  Application of Delta Natural Gas Company, Inc. for an Order Authorizing the Issuance of up to $75,000,000 of Long-Term Debt (Case No. 2011-010409), as amended by an Order of the Kentucky Public Service Commission entered on November 16, 2011 (collectively, the “Kentucky Public Service Commission Order”), is in full force and effect and final, and all periods for appeal and rehearing by third parties of the Kentucky Public Service Commission Order have expired and all conditions contained in the Kentucky Public Service Commission Order which are to be fulfilled on or prior to the issuance of the Notes have been fulfilled, and the Kentucky Public Service Commission Order permits the execution, delivery and performance by the Company of the Agreement and the Notes.

8.           Neither the Company nor any of the Company Subsidiaries is an “investment company”, or a company “controlled” by an “investment company”, under the Investment Company Act of 1940, as amended.

We express no opinion as to any of the following (and any opinions expressed herein are limited accordingly):
(a)            the enforceability of any advance waivers of any rights or defenses contained within the Agreement.

(b)            the legality, validity, binding nature, or enforceability of any provision of the Agreement or Notes (i) purporting to establish choice of forum, venue, standards for service of process or evidentiary standards for suits or proceedings to enforce the Agreement or Notes; (ii) purporting to limit the availability of a remedy under certain circumstances where another remedy has been elected; (iii) relating to severability or which may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; (iv) which may prohibit a party who has materially failed to render or offer performance required by the contract to cure that failure unless (A) permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance, or (B) it was important in the circumstances to the aggrieved party that performance occur by the date stated in the contract; (v) relating to subrogation rights or providing for delay or omission of enforcement of rights or remedies; (vi) relating to waivers of rights or precluding any party from asserting claims or defenses or from obtaining certain rights or remedies; (vii) stating or providing (A) a party may make a determination in such party’s sole discretion (whether or not such party is required to consult with any other party or parties), (B) a party may deem a matter, result or consequence to be or not be or (C) a matter shall be deemed to have occurred; (viii) providing for the recovery of expenses (including attorneys’ fees) beyond such expenses as are specifically authorized by applicable law; (ix) stating or providing a determination or other matter is considered correct, conclusive and binding, conclusive absent manifest error, conclusive, accepted or conclusively binding or any other provision purporting to create a consequence as a result of not timely objecting or purporting to create an assumption or presumption; (x) specifying that such provisions may be waived only in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created that modifies any provision of the Agreement or Notes, (xi) waiving statutory rights; (xii) any advance waiver of the right to a jury trial contained within the Agreement; or (xiii) requiring the payment of interest on unpaid interest.

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(c)            whether all holders of any Note will be required to join in any judicial action which may be brought to enforce same.

(d)            the enforceability of any increased interest or charge following maturity or default, late payment, prepayment, or other penalty or forfeiture provision contained in the Agreement to the extent that a court of competent jurisdiction might find the same to be unenforceable as a penalty or an ineffective attempt to liquidate damages.

(e)            the effect of any defense asserted based on the failure of Prudential or any holder of the Notes to comply with any requirement imposed by law.

The enforceability of each provision of the Agreement and Notes is limited by the obligation of Prudential and the holders of the Notes to act in good faith.  We give no opinion that any provision in the Agreement or Notes is enforceable to the extent it would permit any Person to not act either in good faith or in a commercially reasonable manner.

With respect to the opinion set forth in the last sentence of numerical paragraph 7, we note that additional approval of the Kentucky Public Service Commission will be required prior to the issuance of any Shelf Notes, and our opinions with respect to any Shelf Notes are subject to such approval.

Except as expressly stated in numerical paragraph 4, we render no opinion respecting the Securities Act, the Securities Exchange Act of 1934, as amended, or any sate securities laws.  In rendering the opinions set forth in numerical paragraph 4, we have assumed (i) the accuracy of the representations and warranties set forth in Sections 5.13 and 6.1 of the Agreement, (ii) no form of general solicitation or general advertising has been involved in the offer or sell of the Notes, (iii) each Purchaser is purchasing the Notes for its own account, (iv) the Purchasers of the Notes will only resell or transfer the Notes in the manner permitted by the legends contained on the form of Notes attached to the Agreement and (v) the Company will not engage after the date hereof in any offer or sale of securities which offer or sale would under the Securities Act or applicable state securities laws be integrated with the offer and sale of the Notes.

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Whenever used in this letter, where matters are indicated to be “to our knowledge”, “known to us” or subject to terms of similar import or meaning, it means that the opinion or matter stated is based solely upon the conscious awareness of information as to the matters being opined upon by Robert M. Watt III and Richard H. Mains.  No inference as to our knowledge of any matters bearing on the accuracy of any such statement qualified by knowledge should be drawn from the fact of our representation of the Company.  We do not purport to have undertaken, nor were we obligated or expected to undertake, an independent investigation to determine the accuracy of the facts or other information as to which our knowledge is sought, and any limited inquiry undertaken by us during the preparation of this opinion letter should not be regarded as such an investigation.

We do not express any opinion herein concerning any matter governed by the laws of any jurisdiction other than the Federal law of the United States and the laws of the Commonwealth of Kentucky that in our experience are applicable to transactions of the nature contemplated by the Agreement and Notes.

Our opinions are limited to those expressly set forth herein, and no other opinions may be implied.  This opinion letter speaks only as of the date hereof.  We expressly disclaim any responsibility to advise you or any other Person of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinions expressed herein.

A copy of this letter may be delivered by you or any subsequent institutional holder of a Note to any Person to which you or such institutional holder sells or offers to sell any Note or a participation in any Note, and such Person may rely upon this letter as if it were addressed and had been delivered to such Person on the date hereof.  This letter may be relied upon by you (or a Person authorized by the immediately preceding sentence) only in connection with the transactions contemplated by the Agreement and may not be used or relied upon by you or any other Person for any other purpose whatsoever, without our prior written consent.

Very truly yours,

005522.141613/4008865.2

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Exhibit A

Material Contracts

•	Gas Sales Agreement, dated May 1, 2000, by and between Atmos Energy Marketing, LLC and the Company
•	Base Contract for Short-Term Sale and Purchase of Natural Gas, dated January 1, 2002, by and between M & B Gas Services, Inc. and the Company
•	Gas Sales Agreement, dated May 1, 2003, by and between Atmos Energy Marketing, LLC and the Company
•	Gas Sales Agreement, dated May 1, 2005, by and between Atmos Energy Marketing, LLC and the Company
•	Gas Transportation Agreement (Service Package 9069), dated December 19, 1994, by and between Tennessee Gas Pipeline Company and the Company
•	Agreement (concerning the transport of natural gas), dated March 10, 2005, by and between Nami Resources Company, L.L.C. and the Company
•	Amendment to Agreement (concerning the transport of natural gas), dated July 22, 2010, by and between Nami Resources Company, L.L.C. and the Company
•	GTS Service Agreements (Nos. 37813, 37814 and 37815), dated November 1, 1993 (effective November 1, 2010), by and between Columbia Gas Transmission Corporation and the Company
•	FTS1 Service Agreements (Nos. 43827, 43828 and 43829), dated October 4, 1994, effective November 1, 2010, by and between Columbia Gulf Transmission Corporation and the Company
•
Underground Gas Storage Lease and Agreement, dated March 9, 1994, by and between Equitable Resources Exploration, a division of Equitable Resources Energy Company, and Lonnie D. Ferrin and Amendment No. 1 and Novation to Underground Gas Storage Lease and Agreement, dated March 22, 1995, by and between Equitable Resources Exploration, Lonnie D. Ferrin and the Company

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Oil and Gas Lease, dated July 19, 1995, by and between Meredith J. Evans and Helen Evans and Paddock Oil and Gas, Inc.; Assignment, dated June 15, 1995, by Paddock Oil and Gas, Inc., as assignor, to Lonnie D. Ferrin, as assignee; Assignment, dated August 31, 1995, by Paddock Oil and Gas, Inc., as assignor, to Lonnie D. Ferrin, as assignee; and Assignment and Assumption Agreement, dated November 10, 1995, by and between Lonnie D. Ferrin and the Company

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Gas Storage Lease, dated October 4, 1995, by and between Judy L. Fuson, Guardian of Jamie Nicole Fuson, a minor, and Lonnie D. Ferrin and Assignment and Assumption Agreement, dated November 10, 1995, by and between Lonnie D. Ferrin and the Company

•	Gas Storage Lease, dated November 6, 1995, by and between Thomas J. Carnes, individually, and as Attorney-in-fact and Trustee for the individuals named therein, and the Company
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Deed and Perpetual Gas Storage Easement, dated December 21, 1995, by and between Katherine M. Cornelius, William Cornelius, Frances Carolyn Fitzpatrick, Isabelle Fitzpatrick Smith and Kenneth W. Smith and the Company

•	Loan Agreement, dated October 31, 2002, by and between Branch Banking and Trust Company and the Company
•	Promissory Note, in the original principal amount of $40,000,000, made by the Company to the order of Branch Banking and Trust Company
•	Modification Agreement extending to October 31, 2004 the Promissory Note and Loan Agreement dated October 31, 2002, by and between Branch Banking and Trust Company and the Company
•	Modification Agreement extending to October 31, 2005 the Promissory Note and Loan Agreement dated October 31, 2002, by and between Branch Banking and Trust Company and the Company
•	Modification Agreement extending to October 31, 2007 the Promissory Note and Loan Agreement dated October 31, 2002, by and between Branch Banking and Trust Company and the Company
•	Modification Agreement extending to October 31, 2009 the Promissory Note and Loan Agreement dated October 31, 2002, by and between Branch Banking and Trust Company and the Company
•	Modification Agreement extending to June 30, 2011 the Promissory Note and Loan Agreement dated October 31, 2002, by and between Branch Banking and Trust Company and the Company
•	Modification Agreement extending to June 30, 2013 the Promissory Note and Loan Agreement dated October 31, 2002, by and between Branch Banking and Trust Company and the Company
•	Employment Agreement, dated March 1, 2000, by and between Glenn R. Jennings and the Company
•	Officer Agreement, dated March 1, 2000, by and between John B. Brown and the Company
•	Officer Agreement, dated March 1, 2000, by and between Johnny L. Caudill and the Company
•	Officer Agreement, dated November 20, 2008, by and between Brian S. Ramsey and the Company
•	Officer Agreement, dated November 19, 2010, by and between Matthew D. Wesolosky and the Company
•	Supplemental Retirement Benefit Agreement and Trust Agreement, effectively dated January 1, 2005, by and between Glenn R. Jennings and the Company
•	Company’s Amended and Restated Dividend Reinvestment and Stock Purchase Plan, dated November 17, 2005
•	Company’s Incentive Compensation Plan, effectively dated January 1, 2010
•	Notice of Performance Shares Award to John B. Brown from the Company with an award date of August 31, 2010
•	Notice of Performance Shares Award to Johnny L. Caudill from the Company with an award date of August 31, 2010
•	Notice of Performance Shares Award to Glenn R. Jennings from the Company with an award date of August 31, 2010
•	Notice of Performance Shares Award to Brian S. Ramsey from the Company with an award date of August 31, 2010
•	Notice of Performance Shares Award to John B. Brown from the Company with an award date of August 31, 2011
•	Notice of Performance Shares Award to Johnny L. Caudill from the Company with an award date of August 31, 2011
•	Notice of Performance Shares Award to Glenn R. Jennings from the Company with an award date of August 31, 2011
•	Notice of Performance Shares Award to Brian S. Ramsey from the Company with an award date of August 31, 2011
•	Notice of Performance Shares Award to Matthew D. Wesolosky from the Company with an award date of August 31, 2011